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SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

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Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12
U.S. BANCORP
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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    800 Nicollet Mall
    Minneapolis, Minnesota 55402
    (612) 973-1111

    March 7, 2003

    Dear Shareholders:

            You are cordially invited to join us for our 2003 annual meeting of shareholders, which will be held on Tuesday, April 15, 2003, at 11:00 a.m., Central Time, at the Minneapolis Convention Center, 1301 Second Avenue South in Minneapolis, Minnesota. For your convenience, a map showing the location of the Minneapolis Convention Center is provided on the back of the accompanying proxy statement. Holders of record of our common stock as of February 21, 2003, are entitled to notice of and to vote at the 2003 annual meeting.

            The Notice of Annual Meeting of Shareholders and the proxy statement that follow describe the business to be conducted at the meeting. We also will report on matters of current interest to our shareholders.

            We hope you will be able to attend the meeting. However, even if you plan to attend in person, please vote your shares promptly to ensure they are represented at the meeting. You may submit your proxy vote by telephone or Internet as described in the following materials or by completing and signing the enclosed proxy card and returning it in the envelope provided. If you decide to attend the meeting and wish to change your proxy vote, you may do so automatically by voting in person at the meeting.

            If your shares are held in the name of a broker, trust, bank or other nominee, you will need proof of ownership to be admitted to the meeting, as described under "How can I attend the meeting?" on page 4 of the proxy statement.

            We look forward to seeing you at the annual meeting.

    Sincerely,

Jerry A. Grundhofer Chairman, President and Chief Executive Officer

    800 Nicollet Mall
    Minneapolis, Minnesota 55402
    (612) 973-1111

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

Date and Time:	Tuesday, April 15, 2003, at 11:00 a.m. Central Time
Place:	Minneapolis Convention Center 1301 Second Avenue South Minneapolis, Minnesota 55403
Items of Business:	1.	The election of four directors, each for a three-year term.
	2.	The ratification of the selection of Ernst & Young LLP as U.S. Bancorp's independent auditors for the fiscal year ending December 31, 2003.
	3.	A shareholder proposal to require reporting of stock option expenses in U.S. Bancorp's income statement.
	4.	A shareholder proposal to require shareholder approval of certain supplemental executive retirement benefits.
	5.	A shareholder proposal to require simple majority voting.
	6.	Any other business that may properly be considered at the meeting or any adjournment of the meeting.
Record Date:	You may vote at the meeting if you were a shareholder of record at the close of business on February 21, 2003.
Voting by Proxy:
If you cannot attend the annual meeting in person, you may vote your shares by telephone or Internet by no later than 10:00 p.m. Central Time on April 14, 2003 (as directed on the enclosed proxy card), or by completing, signing and promptly returning the enclosed proxy card by mail. We encourage you to vote by telephone or Internet in order to reduce our mailing and handling expenses. If you choose to submit your proxy by mail, we have enclosed an envelope addressed to our transfer agent, Mellon Investor Services, for which no postage is required if mailed in the United States.

By Order of the Board of Directors

Lee R. Mitau Secretary

      March 7, 2003

PROXY STATEMENT

TABLE OF CONTENTS

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING AND VOTING
What is the purpose of the meeting?
Who is entitled to vote at the meeting?
What are my voting rights?
How many shares must be present to hold the meeting?
How do I vote my shares?
What is the difference between a shareholder of record and a "street name" holder?
How do I vote if my shares are held in the U.S. Bancorp 401(k) Savings Plan or other plans of U.S. Bancorp?
What does it mean if I receive more than one proxy card?
Can I vote my shares in person at the meeting?
What vote is required for the election of directors or for a proposal to be approved?
How are votes counted?
How does the Board recommend that I vote?
What if I do not specify how I want my shares voted?
Can I change my vote after submitting my proxy?
Will my vote be kept confidential?
How can I attend the meeting?
Who pays for the cost of proxy preparation and solicitation?
Can I receive future proxy statements and annual reports electronically instead of receiving paper copies through the mail?
SECURITY OWNERSHIP OF BENEFICIAL OWNERS AND MANAGERS
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
PROPOSAL 1—ELECTION OF DIRECTORS
CLASS II DIRECTORS—NOMINEES FOR TERMS ENDING IN 2006
CLASS III DIRECTORS—TERMS ENDING IN 2004
CLASS I DIRECTORS—TERMS ENDING IN 2005
INFORMATION REGARDING THE BOARD OF DIRECTORS
Board Meetings and Committees
Director Compensation and Related Policies
EXECUTIVE COMPENSATION
Report of the Compensation Committee
Employment and Change-in-Control Agreements
Summary Compensation Table
Option Grants in Last Fiscal Year
Aggregated Option Exercises in Fiscal Year 2002 and Fiscal Year-End Option Values

i

Defined Benefit Pension Plans
Non-Qualified Retirement Plan
Other Retirement Benefits
STOCK PERFORMANCE CHART
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
Compensation Committee Interlocks and Insider Participation
Stock Repurchases
Loans to Directors and Executive Officers
Other Transactions
AUDIT COMMITTEE REPORT AND PAYMENT OF FEES TO AUDITORS
Audit Committee Report
Audit Fees
Financial Information Systems Design and Implementation Fees
All Other Fees
PROPOSAL 2—RATIFICATION OF SELECTION OF AUDITORS
PROPOSAL 3—SHAREHOLDER PROPOSAL TO REQUIRE REPORTING OF STOCK OPTION EXPENSES IN U.S. BANCORP'S INCOME STATEMENT
PROPOSAL 4—SHAREHOLDER PROPOSAL TO REQUIRE SHAREHOLDER APPROVAL OF CERTAIN SUPPLEMENTAL EXECUTIVE RETIREMENT BENEFITS
PROPOSAL 5—SHAREHOLDER PROPOSAL TO REQUIRE SIMPLE MAJORITY VOTING
SHAREHOLDER PROPOSALS FOR THE 2004 ANNUAL MEETING
ANNUAL REPORT TO SHAREHOLDERS AND FORM 10-K
OTHER MATTERS

ii

PROXY STATEMENT
2003 ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD APRIL 15, 2003

        The Board of Directors of U.S. Bancorp is soliciting proxies for use at the annual meeting of shareholders to be held on April 15, 2003, and at any adjournment of the meeting. This proxy statement and the enclosed proxy card are first being mailed or given to shareholders on or about March 7, 2003.

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING AND VOTING

What is the purpose of the meeting?

At our annual meeting, shareholders will act upon the matters outlined in the Notice of Annual Meeting of Shareholders. These include the election of directors, ratification of the selection of our independent auditors, and consideration of three shareholder proposals. Also, management will report on our performance during the last fiscal year and respond to questions from shareholders.

Who is entitled to vote at the meeting?

The Board has set February 21, 2003 as the record date for the annual meeting. If you were a shareholder of record at the close of business on February 21, 2003, you are entitled to vote at the meeting.

As of the record date, 1,918,616,426 shares of common stock were issued and outstanding and, therefore, eligible to vote at the meeting.

What are my voting rights?

Holders of our common stock are entitled to one vote per share. Therefore, a total of 1,918,616,426 votes are entitled to be cast at the meeting. There is no cumulative voting.

How many shares must be present to hold the meeting?

In accordance with our bylaws, shares equal to at least one-third of the voting power of the outstanding shares of common stock as of the record date must be present at the meeting in order to hold the meeting and conduct business. This is called a quorum. Shares are counted as present at the meeting if:

  •
  you are present and vote in person at the meeting; or

  •
  you have properly submitted a proxy card by mail, telephone or Internet.

How do I vote my shares?

If you are a shareholder of record, you can give a proxy to be voted at the meeting in any of the following ways:

  •
  over the telephone by calling a toll-free number;

  •
  electronically, using the Internet; or

  •
  by completing, signing and mailing the enclosed proxy card.

The telephone and Internet voting procedures have been set up for your convenience. The procedures have been designed to authenticate your identity, to allow you to give voting instructions, and to confirm that those instructions have been recorded properly. If you are a shareholder of record and you would like to submit your proxy by telephone or Internet, please refer to the specific instructions provided on the enclosed proxy card. If you wish to vote using a paper format, please return your signed proxy card to us before the annual meeting.

If you hold your shares in "street name," you must vote your shares in the manner prescribed by your broker or other nominee. Your broker or other nominee has enclosed or otherwise provided a voting instruction card for you to use in directing the broker or nominee how to vote your shares.

What is the difference between a shareholder of record and a "street name" holder?

If your shares are registered directly in your name, you are considered the shareholder of record with respect to those shares.

If your shares are held in a stock brokerage account or by a bank, trust or other nominee, then the broker, bank, trust or other nominee is considered to be the shareholder of record with respect to those shares. However, you still are considered the beneficial owner of those shares, and your shares are said to be held in "street name." Street name holders generally cannot vote their shares directly and must instead instruct the broker, bank, trust or other nominee how to vote their shares using the method described above under "How do I vote my shares?"

How do I vote if my shares are held in the U.S. Bancorp 401(k) Savings Plan or other plans of U.S. Bancorp?

If you hold any shares in the U.S. Bancorp 401(k) Savings Plan or other plans of U.S. Bancorp, your completed proxy card or telephone or Internet proxy vote will serve as voting instructions to the plan trustee. However, your voting instructions must be received at least five days prior to the annual meeting in order to count. In accordance with the terms of the plans, the trustee will vote all of the shares held in the plans in the same proportion as the actual proxy votes submitted by plan participants at least five days prior to the annual meeting.

What does it mean if I receive more than one proxy card?

If you receive more than one proxy card, it means that you hold shares registered in more than one account. To ensure that all of your shares are voted, sign and return each proxy card or, if you submit your proxy vote by telephone or Internet, vote once for each proxy card you receive.

Can I vote my shares in person at the meeting?

If you are a shareholder of record, you may vote your shares in person at the meeting by completing a ballot at the meeting. Even if you currently plan to attend the meeting, we recommend that you also submit your proxy as described above so that your vote will be counted if you later decide not to attend the meeting.

If you are a street name holder, you may vote your shares in person at the meeting only if you obtain a signed letter or other proxy from your broker, bank, trust or other nominee giving you the right to vote the shares at the meeting.

If you are a participant in the U.S. Bancorp 401(k) Savings Plan or another plan of U.S. Bancorp, you may submit a proxy vote as described above, but you may not vote your Savings Plan or other plan shares in person at the meeting.

What vote is required for the election of directors or for a proposal to be approved?

The affirmative vote of a majority of the voting power of the common stock present and entitled to vote at the meeting is required for the election of each director and for the approval of each proposal.

How are votes counted?

You may either vote "FOR" or "WITHHOLD" authority to vote for each nominee for the Board of Directors. You may vote "FOR," "AGAINST" or "ABSTAIN" on the other proposals.

If you submit your proxy but abstain from voting or withhold authority to vote on one or more matters, your shares will be counted as present at the meeting for the purpose of determining a quorum. Your shares also will be counted as present at the meeting for the purpose of calculating the vote on the particular matter with respect to which you abstained from voting or withheld authority to vote.

If you abstain from voting on a proposal, your abstention has the same effect as a vote against that proposal. If you withhold authority to vote for one or more of the directors, this has the same effect as a vote against those directors.

If you hold your shares in street name and do not provide voting instructions to your broker, your shares will be considered to be "broker non-votes" and will not be voted on any proposal on which your broker does not have discretionary authority to vote under the rules of the New York Stock Exchange. Shares that constitute broker non-votes will be counted as present at the meeting for the purpose of determining a quorum, but will not be considered entitled to vote on the proposal in question. This effectively reduces the number of shares needed to approve the proposal.

How does the Board recommend that I vote?

The Board of Directors recommends a vote:

  •
  FOR all of the nominees for director;

  •
  FOR the ratification of the selection of Ernst & Young LLP as U.S. Bancorp's independent auditors for the fiscal year ending December 31, 2003;

  •
  AGAINST the shareholder proposal to require reporting of stock option expenses in U.S. Bancorp's income statement;

  •
  AGAINST the shareholder proposal to require shareholder approval of certain supplemental executive retirement benefits; and

  •
  AGAINST the shareholder proposal to require simple majority voting.

What if I do not specify how I want my shares voted?

If you submit a signed proxy card or submit your proxy by telephone or Internet and do not specify how you want to vote your shares, we will vote your shares:

  •
  FOR all of the nominees for director;

  •
  FOR the ratification of the selection of Ernst & Young LLP as U.S. Bancorp's independent auditors for the fiscal year ending December 31, 2003;

  •
  AGAINST the shareholder proposal to require reporting of stock option expenses in U.S. Bancorp's income statement;

  •
  AGAINST the shareholder proposal to require shareholder approval of certain supplemental executive retirement benefits; and

  •
  AGAINST the shareholder proposal to require simple majority voting.

Can I change my vote after submitting my proxy?

Yes. You may revoke your proxy and change your vote at any time before your proxy is voted at the annual meeting, in any of the following ways:

  •
  by sending a written notice of revocation to the Secretary of U.S. Bancorp;

  •
  by submitting a later-dated proxy to the Secretary of U.S. Bancorp;

  •
  by submitting a later-dated proxy by telephone or Internet; or

  •
  by voting in person at the meeting.

Will my vote be kept confidential?

Yes. We have procedures to ensure that, regardless of whether shareholders vote by mail, telephone, Internet or in person, (1) all proxies, ballots and voting tabulations that identify shareholders are kept permanently confidential, except as disclosure may be required by federal or state law or expressly permitted by a shareholder; and (2) voting tabulations are performed by an independent third party.

How can I attend the meeting?

You may be asked to present valid picture identification, such as a driver's license or passport, before being admitted to the meeting. If you hold your shares in street name, you also will need proof of ownership to be admitted to the meeting. A recent brokerage statement or letter from your broker or other nominee are examples of proof of ownership.

Please let us know if you plan to attend the meeting when you return your proxy, by marking the attendance box on the proxy card or responding affirmatively when prompted during telephone or Internet voting.

Who pays for the cost of proxy preparation and solicitation?

U.S. Bancorp pays for the cost of proxy preparation and solicitation, including the reasonable charges and expenses of brokerage firms, banks or other nominees for forwarding proxy materials to street name holders. We have retained Georgeson Shareholder Communications, Inc. to assist in the solicitation of proxies for the annual meeting for a fee of approximately $10,000, plus associated costs and expenses.

We are soliciting proxies primarily by mail. In addition, our directors, officers and regular employees may solicit proxies by telephone or facsimile or personally. These individuals will receive no additional compensation for their services other than their regular salaries.

Can I receive future proxy statements and annual reports electronically instead of receiving paper copies through the mail?

Yes. If you are a shareholder of record or if your shares are held in our 401(k) Savings Plan or other plans of U.S. Bancorp, you may request and consent to electronic delivery of future proxy statements and annual reports by accessing the web site www.melloninvestor.com and accessing your account after clicking on Investor ServiceDirectSM. If you do not see a prompt regarding consent to electronic delivery of materials, click on Consent Update under the Account Management option and follow the instructions. If your shares are held in street name, please contact your broker or other nominee and ask about the availability of electronic delivery.

SECURITY OWNERSHIP OF BENEFICIAL OWNERS AND MANAGERS

        Our executive officers and directors are encouraged to own U.S. Bancorp stock to further align management's and shareholders' interests. U.S. Bancorp's guideline for members of senior management is share ownership in an amount having a market value of a multiple of the individual's annual base salary, depending upon the individual's management level, to be achieved within three years of becoming subject to the guideline.

        The following table shows how many shares of our common stock were beneficially owned as of February 14, 2003, by each of our directors, director nominees and executive officers named in the Summary Compensation Table in this proxy statement, and by all of our directors and executive officers as a group. To the best of our knowledge, no shareholder beneficially owned more than five percent of our common stock as of February 14, 2003. Unless otherwise noted, the shareholders listed in the table have sole voting and investment power with respect to the shares of common stock owned by them.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership(1)(2)		Percent of Common Stock Outstanding
Linda L. Ahlers	75,673	(3)	*
Victoria Buyniski Gluckman	148,201	(3)(4)	*
William L. Chenevich	575,023	(5)	*
Arthur D. Collins, Jr.	85,743	(3)	*
Peter H. Coors	73,432	(3)	*
John C. Dannemiller	163,598	(3)	*
Richard K. Davis	1,496,388	(6)	*
Jerry A. Grundhofer	6,251,347	(7)	*
John F. Grundhofer	7,408,602	(3)(8)	*
Edward Grzedzinski	549,622	(9)	*
Roger L. Howe	565,221	(3)	*
Delbert W. Johnson	91,594	(3)	*
Joel W. Johnson	45,862	(3)	*
Jerry W. Levin	79,700	(3)	*
Frank Lyon, Jr.	14,187,702	(3)(10)	*
Daniel F. McKeithan, Jr.	118,186	(3)(11)	*
David M. Moffett	1,402,324	(12)	*
David B. O'Maley	185,661	(3)	*
O'dell M. Owens, M.D., M.P.H.	105,748	(3)	*
Thomas E. Petry	298,536	(3)	*
Richard G. Reiten	49,718	(3)	*
Craig D. Schnuck	59,003	(3)(13)	*
Warren R. Staley	46,614	(3)	*
Patrick T. Stokes	50,175	(3)(14)	*
John J. Stollenwerk	104,247	(3)(15)	*
All directors and executive officers as a group (33 persons)	38,737,852	(16)	2.02%

*
Indicates less than 1%.

(1)
Includes the following shares subject to options exercisable within 60 days: Ms. Ahlers, 62,580 shares; Ms. Buyniski Gluckman, 115,597 shares; Mr. Chenevich, 477,500 shares; Mr. Collins, 74,381 shares; Mr. Coors, 59,751 shares; Mr. Dannemiller, 107,267 shares; Mr. Davis, 1,289,978 shares; Mr. Jerry A. Grundhofer, 4,722,766 shares; Mr. John F. Grundhofer, 6,317,596 shares; Mr. Grzedzinski, 178,750 shares; Mr. Howe, 75,980 shares; Mr. Delbert Johnson, 58,261 shares; Mr. Joel Johnson, 39,080 shares; Mr. Levin, 59,778 shares; Mr. Lyon, 36,747 shares;

  Mr. McKeithan, 46,165 shares; Mr. Moffett, 1,161,250 shares; Mr. O'Maley, 98,322 shares; Dr. Owens, 56,477 shares; Mr. Petry, 74,161 shares; Mr. Reiten, 32,039 shares; Mr. Schnuck, 39,669 shares; Mr. Staley, 39,919 shares; Mr. Stokes, 30,661 shares; and Mr. Stollenwerk, 45,415 shares.

(2)
Some of our directors and officers have deferred cash compensation or stock option gains pursuant to our deferred compensation plan. The deferred amounts will be paid out in shares of our common stock upon the director's or officer's retirement or other termination of employment or service with U.S. Bancorp. The number of shares to which the directors and officers would be entitled had their employment or service with U.S. Bancorp terminated as of February 14, 2003, is included in the table, as follows: Ms. Buyniski Gluckman, 2,750 shares; Mr. Dannemiller, 51,110 shares; Mr. Davis, 40,920 shares; Mr. Jerry A. Grundhofer, 717,309 shares; Mr. Grzedzinski, 5,021 shares; Mr. Moffett, 160,334 shares; Mr. O'Maley, 4,658 shares; Dr. Owens, 46,750 shares; Mr. Petry, 179,054 shares; Mr. Reiten, 7,837 shares; Mr. Stokes, 5,134 shares; and Mr. Stollenwerk, 3,670 shares. The directors and officers have no voting or investment power as to these shares.

(3)
Includes 2,521 restricted stock units that vest over four years and are distributable in an equivalent number of shares of our common stock upon the holder's retirement from our Board of Directors, and as to which the holder has no voting or investment power.

(4)
Includes 13,500 shares held by United Medical Resources, Inc., of which Ms. Buyniski Gluckman is Chairman, President, Chief Executive Officer and 100% shareholder.

(5)
Includes 91,935 shares of restricted stock subject to future vesting conditions and 627 shares held in a U.S. Bancorp 401(k) savings plan.

(6)
Includes 78,308 shares of restricted stock subject to future vesting conditions; 62,963 shares held by Mr. Davis's wife, as to which Mr. Davis has no voting or investment power; and 6,250 shares held in a U.S. Bancorp 401(k) savings plan.

(7)
Includes 18,736 shares held in a U.S. Bancorp 401(k) savings plan; 227,351 shares held by a family trust, as to which Mr. Jerry A. Grundhofer has shared voting and investment power; and 550,185 restricted stock units that are distributable in an equivalent number of shares of our common stock at certain times after Mr. Grundhofer's retirement, as to which he has no voting or investment power.

(8)
Includes 12,098 shares held in a U.S. Bancorp 401(k) savings plan; 1,048,975 shares held in a family trust of which Mr. John F. Grundhofer is a trustee and a beneficiary, as to which he shares voting and investment power; and 27,412 shares held by a charitable foundation he created.

(9)
Includes 63,329 shares of restricted stock subject to future vesting conditions; 25,569 shares held by Mr. Grzedzinski's wife, as to which Mr. Grzedzinski has no voting or investment power; and 5,000 shares held by Mr. Grzedzinski's child, as to which Mr. Grzedzinski has no voting or investment power.

(10)
Includes 14,140,016 shares held by two limited partnerships in which Mr. Lyon has indirect interests. Excludes 34,501 shares held by the Lyon Foundation, of which Mr. Lyon is President, as to which he disclaims beneficial ownership.

(11)
Includes 2,500 shares held by Mr. McKeithan's wife, as to which he has no voting or investment power.

(12)
Includes 78,308 shares of restricted stock subject to future vesting conditions; 985 shares held in a U.S. Bancorp 401(k) savings plan; and 30,291 shares held by Mr. Moffett's wife, as to which he has no voting or investment power.

(13)
Includes 7,057 shares held jointly by Mr. Schnuck and his wife, as to which he has shared voting and investment power; and 9,756 shares held in a trust of which Mr. Schnuck is trustee.

(14)
Includes 11,859 shares held in a trust by Mr. Stokes's wife, as to which Mr. Stokes has no voting or investment power.

(15)
Includes 3,113 shares held by Mr. Stollenwerk's children, as to which Mr. Stollenwerk has no voting or investment power; 8,314 shares held in a family trust, as to which Mr. Stollenwerk has no voting or investment power; and 17,473 shares held by Mr. Stollenwerk's wife, as to which Mr. Stollenwerk has no voting or investment power.

(16)
Includes 86,636 shares held in a U.S. Bancorp 401(k) savings plan for the accounts of certain executive officers; 600,605 restricted stock units that are distributable in an equivalent number of shares of our common stock; 1,170,964 shares payable to certain directors and executive officers pursuant to our deferred compensation plan; and 18,909,891 shares subject to options exercisable within 60 days.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

        Section 16(a) of the Securities Exchange Act of 1934 requires our executive officers and directors to file initial reports of ownership and reports of changes in ownership of our securities with the Securities and Exchange Commission. Executive officers and directors are required to furnish us with copies of these reports. Based solely on a review of the Section 16(a) reports furnished to us with respect to 2002 and written representations from the executive officers and directors, we believe that all Section 16(a) filing requirements applicable to our executive officers and directors during 2002 were satisfied, except that Mr. David M. Moffett, an executive officer, filed a late Form 5 reporting one transaction for 2001, and Mr. John F. Grundhofer, a director, filed a late Form 4 reporting one transaction in 2002.

PROPOSAL 1—ELECTION OF DIRECTORS

        The number of directors currently serving on our Board of Directors is 21. Our Board of Directors is divided into three classes of approximately equal size. The members of each class are elected to serve a three-year term with the term of office for each class ending in consecutive years. At this year's annual meeting, the terms of our Class II directors will expire. Roger L. Howe, Frank Lyon, Jr. and Daniel F. McKeithan, Jr., who currently serve as Class II directors with terms expiring at the upcoming annual meeting, will retire at the upcoming annual meeting. In connection with their retirements, our Board of Directors has determined to decrease the number of directors in Class II from seven to four directors. The number of directors in Class I will remain at six, and the numbers of directors in Class III will remain at eight. Peter H. Coors, Jerry A. Grundhofer, Patrick T. Stokes and John J. Stollenwerk are the current Class II directors who have been nominated for re-election to the Board to serve until the 2006 annual meeting or until their successors are elected and qualified. Each of the nominees has agreed to serve as a director if elected. Proxies may not be voted for more than four directors.

        If, for any reason, any nominee becomes unable to serve before the election, the persons named as proxies will vote your shares for a substitute nominee selected by the Board of Directors. Alternatively, the Board of Directors, at its option, may further reduce the number of directors constituting Class II directors.

        The election of each nominee requires the affirmative vote of a majority of the common stock present and entitled to vote at the annual meeting.

        The Board of Directors recommends a vote FOR election of the four nominated directors. Proxies will be voted for the election of the four nominees unless otherwise specified.

        The nominees for election as director and the directors whose terms of office will continue after the meeting have provided the following information about themselves. Dates listed for the nominees and continuing directors include service as directors of predecessor companies to U.S. Bancorp.

CLASS II DIRECTORS—NOMINEES FOR TERMS ENDING IN 2006

PETER H. COORS:    Age 56, director since 1996. Mr. Coors is Chairman of Adolph Coors Company and of Coors Brewing Company, the principal subsidiary of Adolph Coors Company, a producer, marketer and seller of malt-based beverages. He has been associated with Coors Brewing Company since 1970 and was named Chairman in 2000. He served as Vice Chairman and Chief Executive Officer of Coors Brewing Company and as Vice President of Adolph Coors Company from 1993 to 2000. Mr. Coors also serves as a director of H.J. Heinz Company and Energy Corporation of America.

JERRY A. GRUNDHOFER:    Age 58, director since 1993. Mr. Grundhofer is Chairman, President and Chief Executive Officer of U.S. Bancorp and Chairman, President and Chief Executive Officer of U.S. Bank National Association. He has served as Chairman of U.S. Bancorp since January 2003 and has served as President and Chief Executive Officer of U.S. Bancorp since the merger of Firstar Corporation and U.S. Bancorp in February 2001. From 1993 until the merger, he served as Chairman, President and Chief Executive Officer of U.S. Bancorp predecessors Firstar Corporation and Star Banc Corporation. Mr. Grundhofer also serves as a director of Ecolab, Inc. and The Midland Company, Inc. He is the brother of Mr. John F. Grundhofer.

PATRICK T. STOKES:    Age 60, director since 1992. Mr. Stokes is President, Chief Executive Officer and a director of Anheuser-Busch Companies, Inc., the holding company parent of Anheuser-Busch, Incorporated, and Chairman and Chief Executive Officer of Anheuser-Busch, Incorporated, a producer and distributor of beer. Mr. Stokes has been affiliated with Anheuser-Busch since 1969, was elected President of Anheuser-Busch, Incorporated in 1990, and has served in his current position since 2002. From 2000 to 2002 he served as Senior Executive Vice President of Anheuser-Busch Companies, Inc.

JOHN J. STOLLENWERK:    Age 63, director since 1998. Mr. Stollenwerk is President, Chief Executive Officer and a director of Allen-Edmonds Shoe Corporation, a manufacturer of fine shoes. He became President of Allen-Edmonds in 1981 and Chief Executive Officer in 1999. Mr. Stollenwerk also serves as a director of Northwestern Mutual Life Insurance Company, Koss Corporation, Badger Meter, Inc. and Wire Maid, Inc.

CLASS III DIRECTORS—TERMS ENDING IN 2004

VICTORIA BUYNISKI GLUCKMAN:    Age 51, director since 1990. Ms. Buyniski Gluckman is Chairman, President and Chief Executive Officer of United Medical Resources, Inc., a third-party administrator of employer healthcare benefits. She has held these positions since founding United Medical Resources in 1983. Ms. Buyniski Gluckman also is a director of Ohio National Financial Services, Inc.

ARTHUR D. COLLINS, JR.:    Age 55, director since 1996. Mr. Collins is Chairman and Chief Executive Officer of Medtronic, Inc., a leading medical device and technology company. Mr. Collins joined Medtronic in 1992 and served as President from 1996 to 2002. He was elected Chief Executive Officer in 2001 and Chairman in 2002. Mr. Collins also serves as a director of Cargill, Incorporated.

JOHN C. DANNEMILLER:    Age 64, director since 1990. Mr. Dannemiller is the retired Chairman of Applied Industrial Technologies (formerly known as Bearings Inc.), a distributor of bearings and industrial products, electrical, mechanical and fluid power products and systems and industrial rubber products. Mr. Dannemiller served as Chairman, Chief Executive Officer and President of Applied Industrial Technologies from 1992 to 1998, and as Chairman and Chief Executive Officer of Applied Industrial Technologies from 1998 to 2000. Mr. Dannemiller also is a director of Lamson & Sessions Co.

JOHN F. GRUNDHOFER:    Age 64, director since 1990. Mr. Grundhofer is Chairman Emeritus of U.S. Bancorp. He served as Chairman of U.S. Bancorp from 1999 to 2002 and from 1990 to 1997. He also served as Chief Executive Officer of U.S. Bancorp from 1990 until February 2001, and as President from 1990 until 1999. He reassumed the position of President from August 2000 until the merger of Firstar Corporation and U.S. Bancorp in February 2001. Mr. Grundhofer also is a director of Minnesota Life Insurance Company, Chicago Pizza & Brewery and Donaldson Company, Inc. He is the brother of Mr. Jerry A. Grundhofer.

DELBERT W. JOHNSON:    Age 64, director since 1994. Mr. Johnson has served as Vice President of Safeguard Scientifics, Inc., a diversified information technology company that develops, operates and manages emerging growth information technology companies, since 2000. Prior to 2000, Mr. Johnson served as Chairman and Chief Executive Officer of Pioneer Metal Finishing, a metal finishing company and a division of Safeguard Scientifics. From 1987 through 1993, Mr. Johnson also served on the Board of Directors of the Federal Reserve Bank of Minneapolis and, in 1989, was named Chairman. In 1990, he was selected as Vice Chairman and became Chairman of the Federal Reserve Board Conference of Chairmen. Mr. Johnson also is a director of CompuCom Systems, Inc.

JERRY W. LEVIN:    Age 58, director since 1995. Mr. Levin is Chairman and Chief Executive Officer of American Household, Inc. (formerly Sunbeam Corporation), a leading consumer products company. He has held these positions since 1998. From 1997 to 1998, Mr. Levin served as Chairman and Chief Executive Officer of The Coleman Company, Inc., a manufacturer and marketer of outdoor recreational products. He served as Chief Executive Officer of Revlon, Inc., a maker of cosmetics and personal care and professional products, from 1992 until 1997. Mr. Levin is also a director of Ecolab, Inc.

THOMAS E. PETRY:    Age 63, director since 1987. Mr. Petry is the retired Chairman and Chief Executive Officer of Eagle-Picher Industries, Inc., a manufacturer of products for automotive, defense, aerospace, construction and other industrial markets. Mr. Petry served as Chief Executive Officer of Eagle-Picher Industries from 1982 to 1998 and as Chairman from 1989 to 1998. Mr. Petry also is a director of CINergy Corp., Wm. Powell Co. and Union Central Life Insurance Company.

RICHARD G. REITEN:    Age 63, director since 1998. Mr. Reiten is Chairman of Northwest Natural Gas Company, a distributor of natural gas. Mr. Reiten joined Northwest Natural Gas in 1996 as President, a position he held until 2001, and Chief Operating Officer, a position he held until 1997. He served as Chief Executive Officer of Northwest Natural Gas from 1997 to 2002 and has served as Chairman since 2000. Mr. Reiten also serves as a director of the American Gas Association, Building Materials Holding Corporation, AEGIS Insurance Services, The Regence Group and ESCO Corporation.

CLASS I DIRECTORS—TERMS ENDING IN 2005

LINDA L. AHLERS:    Age 52, director since 1997. Ms. Ahlers is President of Marshall Field's, the department store division of Target Corporation, a diversified retail company. Ms. Ahlers has been associated with Target Corporation (formerly known as Dayton Hudson Corporation) since 1977 and assumed her current position in February 1996.

JOEL W. JOHNSON:    Age 59, director since 1999. Mr. Johnson is Chairman, President and Chief Executive Officer of Hormel Foods Corporation, a meat and food processing company. He joined Hormel in 1991 as Executive Vice President, Sales and Marketing, and was elected President in 1992. In 1993, Mr. Johnson assumed the title of Chief Executive Officer, and he was elected Chairman of the Board in 1995. Mr. Johnson also is a director of Ecolab, Inc. and Meredith Corporation.

DAVID B. O'MALEY:    Age 56, director since 1995. Mr. O'Maley is Chairman, President and Chief Executive Officer of Ohio National Financial Services, Inc., an intermediate insurance holding company that markets insurance and financial products through its affiliates, and of certain of its affiliated companies including its ultimate parent company. Mr. O'Maley has held these positions since 1994 and has been with Ohio National since 1992. Mr. O'Maley is also a director of KGO Development, Inc., National Security Life & Annuity Co. and The Midland Company, Inc.

O'DELL M. OWENS, M.D., M.P.H.:    Age 55, director since 1991. Dr. Owens is President, Chief Executive Officer and a member of the Board of Trustees of RISE Learning Solutions, a national non-profit organization that uses technology to provide training for adults who care for children. Dr. Owens has served in this position since 2002. From 1999 to 2002, Dr. Owens served as Medical Director of United Healthcare Insurance Company of Ohio, a provider of healthcare coverage and related services. Dr. Owens served from 1998 to 1999 as Senior Vice President of Women's Health for Franciscan Health System of Southwest Ohio, a hospital system. Dr. Owens also is a director of the Greater Cincinnati Northern Kentucky Airport Board.

WARREN R. STALEY:    Age 60, director since 1999. Mr. Staley is Chairman and Chief Executive Officer of Cargill, Incorporated, an international marketer, processor and distributor of agricultural, food, financial and industrial products. He joined Cargill in 1969 and was elected President and Chief Operating Officer in 1998. He was named Chief Executive Officer in 1999 and Chairman in 2000. Mr. Staley is also a director of Target Corporation.

CRAIG D. SCHNUCK:    Age 54, director since 2002. Mr. Schnuck is Chairman and Chief Executive Officer of Schnuck Markets, Inc., a supermarket chain. Mr. Schnuck has served in his current position since 1991. He was elected President in 1984 and Chief Executive Officer in 1989. Mr. Schnuck also serves as a director of the DESCO Group.

INFORMATION REGARDING THE BOARD OF DIRECTORS

Board Meetings and Committees

        The Board of Directors conducts its business through meetings of the Board and the following standing committees: Audit, Governance, Compensation, Executive, and Community Outreach and Fair Lending. Each of the standing committees has adopted and operates under a written charter, all of which are available on our web site at www.usbank.com. An additional standing committee, the Credit and Finance Committee, was established in January 2003 by the Board of Directors effective immediately following the 2003 annual meeting of shareholders.

        The Board held six meetings during fiscal year 2002. Each director attended at least 75% of the total meetings of the Board and Board committees on which the director served during the fiscal year.

Audit Committee

Members:	Warren R. Staley, Chair Linda L. Ahlers Victoria Buyniski Gluckman Roger L. Howe Delbert W. Johnson	O'dell M. Owens, M.D., M.P.H. Thomas E. Petry Richard G. Reiten Craig D. Schnuck John J. Stollenwerk

        The Audit Committee is responsible for assisting the Board of Directors in monitoring the quality and integrity of our financial statements, our compliance with legal and regulatory requirements, the qualifications and independence of our independent auditors, and the performance of our internal audit function and independent auditors. The Audit Committee has sole authority to retain and terminate the independent auditors and is directly responsible for the compensation and oversight of the work of the independent auditors. The Audit Committee reviews and discusses with management and the independent auditors the annual audited and quarterly financial statements, reviews the integrity of the financial reporting processes, both internal and external, reviews the qualifications, performance and independence of the independent auditors, and prepares the Audit Committee Report included in the proxy statement in accordance with the rules and regulations of the Securities and Exchange Commission. The Audit Committee has adopted and operates under a written charter, which was amended in January 2003 and which is included as Appendix A to this proxy statement. All of the Audit Committee members meet the existing and proposed independence and experience requirements of the New York Stock Exchange and the Securities and Exchange Commission. Pursuant to the Audit Committee charter, Audit Committee members generally may serve on no more than two other public company audit committees. The Chair of the Audit Committee serves on no other audit committees. The Audit Committee held eight meetings in 2002.

Governance Committee

Members:	Daniel F. McKeithan, Jr., Chair John C. Dannemiller Joel W. Johnson	Jerry W. Levin Patrick T. Stokes

        The Governance Committee reviews and makes recommendations to the Board regarding our corporate governance principles and processes, including policies related to director retention, resignation and retirement. The Committee also manages the performance review process for our current directors, recommends new directors, recommends qualified members of the Board for membership on committees, assesses the independence of all Board members, reviews charters of all Board committees, reviews and evaluates succession plans for executive officers, oversees the evaluation of management, and makes recommendations to the Board regarding any shareholder proposals. The Governance Committee held five meetings in 2002. Shareholders who wish to submit a director nomination to the Governance Committee must submit the nomination before the deadline set forth below under "Shareholder Proposals for the 2004 Annual Meeting." The nomination must include the specific information required by our bylaws. You may obtain a copy of our bylaws by contacting our Corporate Secretary, U.S. Bancorp, 800 Nicollet Mall, Minneapolis, Minnesota 55402, telephone (612) 973-1111.

Compensation Committee

Members:	Thomas E. Petry, Chair Arthur D. Collins, Jr. Peter H. Coors Jerry W. Levin	Frank Lyon, Jr. David B. O'Maley John J. Stollenwerk

        The Compensation Committee establishes our compensation policy, determines the compensation paid to our executive officers and non-employee directors, recommends executive incentive compensation plans and equity-based plans and approves other compensation plans and retirement plans. The Compensation Committee approves corporate goals related to the compensation of the chief executive officer, evaluates the chief executive officer's performance and compensates the chief executive officer based on this evaluation. The Compensation Committee held eight meetings in 2002.

Community Outreach and Fair Lending Committee

Members:	Peter H. Coors, Chair Linda L. Ahlers Victoria Buyniski Gluckman John C. Dannemiller	Joel W. Johnson Frank Lyon, Jr. O'dell M. Owens, M.D., M.P.H. Craig D. Schnuck

        The Community Outreach and Fair Lending Committee is responsible for reviewing our activities with respect to community development and compliance with the Community Reinvestment Act and fair lending regulations. The Community Outreach and Fair Lending Committee held three meetings in 2002.

Executive Committee

Members:	Jerry A. Grundhofer, Chair John F. Grundhofer Arthur D. Collins, Jr. Roger L. Howe Delbert W. Johnson Daniel F. McKeithan, Jr.	David B. O'Maley Thomas E. Petry Richard G. Reiten Warren R. Staley Patrick T. Stokes

        The Executive Committee has authority to exercise all powers of the Board of Directors between regularly scheduled Board meetings. The Executive Committee held seven meetings in 2002.

Credit and Finance Committee

        In January 2003, the Board of Directors approved the establishment of a Credit and Finance Committee effective immediately following the 2003 annual meeting of shareholders. The Credit and Finance Committee will be responsible for reviewing lending and credit policies, reviewing management's assessment of the balance of loan growth and credit risk and reviewing management's assessment of the adequacy of credit management information systems and allowance for loan and lease losses. The Committee also will be responsible for reviewing and approving policies relating to interest rate sensitivity, liquidity and capital adequacy and will review capital, interest rate sensitivity, liquidity, securitizations, derivatives activity and investment portfolio position reports for compliance with approved policies. The Committee will review market risk management policies and risk limits and will review reports of trading activities and risk exposure for compliance with such policies. The Committee will also make recommendations to the Board of Directors regarding the issuance or repurchase of debt and equity securities, review and evaluate potential mergers and acquisitions and review other actions regarding U.S. Bancorp's capital stock.

Director Compensation and Related Policies

        Fees for 2003.    For 2003, directors who are not U.S. Bancorp employees will receive the following cash fees:

Annual retainer for service on the Board	$60,000
Additional annual retainer for Committee chairs	$10,000

        In addition, for 2003, each non-employee director has been granted 2,500 restricted stock units and options to purchase 7,200 shares of our common stock. The restricted stock units are granted under our 2001 Stock Incentive Plan and vest in four equal, annual increments beginning one year from the date of grant. Vested units are distributable in an equivalent number of shares of our common stock upon a director's retirement from the Board. All of the stock options granted to our directors are granted under our 2001 Stock Incentive Plan, have a 10-year term, vest in four equal, annual increments beginning one year from the date of grant, and have an exercise price equal to the fair market value of our common stock on the date the option is granted. Directors who retire or join the Board at any time after January 1 will receive pro rata annual retainers and restricted stock unit and option grants based on the number of months in which they serve as directors during the year.

        To determine director compensation, we reviewed director compensation information for a peer group of 18 diversified financial services and financial holding companies. Our market capitalization was in the 81st percentile of the market capitalization of that peer group. Compensation for our directors was designed to result in compensation for our directors that was competitive with that provided by the peer group.

        Deferred Compensation Plan.    Under the U.S. Bancorp Deferred Compensation Plan, our non-employee directors may choose to defer all or a part of their cash fees and all or a part of any gains realized upon the exercise of U.S. Bancorp stock options. The minimum amount that can be deferred in any calendar year is $1,000. Cash fees that are deferred will be deemed to be invested in any of three investment alternatives selected by the participant, including:

  •
  an interest-bearing cash account;

  •
  shares of our common stock, based on the fair market value of the common stock on the date of deferral, with dividend equivalents deemed reinvested in additional shares; or

  •
  one of several mutual funds.

        Although the plan administrator has established procedures permitting a plan participant to reallocate deferred amounts among these three investment alternatives after the initial election to defer, the election to defer is irrevocable, and the deferred compensation will not be paid to the director until his or her termination of service on the Board. At such time, the director will receive payment of the amounts credited to his or her account under the plan in a lump-sum cash payment, in shares of our common stock or in up to 20 annual cash installments. Deferred stock option gains must be paid in shares of common stock. If a participant dies before the entire deferred amount has been distributed, the undistributed portion will be paid to the participant's beneficiary. The benefits under the plan otherwise are not transferable by the participant.

        2001 Stock Incentive Plan.    Directors also may choose to convert all or a part of their cash fees into options to purchase common stock under our 2001 Stock Incentive Plan. Directors who choose to convert their cash compensation into stock options will receive a number of stock options equal to (a) 150% multiplied by the amount of cash compensation deferred, divided by (b) the fair market value of an option to purchase one share of our common stock, as determined by the Black-Scholes option valuation method. The exercise price of the stock options will equal the fair market value of our common stock on the date the options are granted. The options have a 10-year term and vest in four equal, annual increments beginning one year from the date of grant.

        Policy Regarding Service on Other Boards.    Our Board of Directors has established a policy that restricts our directors from serving on the boards of directors of more than three public companies in addition to their service on our Board of Directors.

        Retirement Policy.    Our Board of Directors has established a policy requiring that a director retire at the first annual meeting of shareholders held after his or her 65th birthday.

        Director Retirement and Death Benefit Plan.    Until April 1997, the former U.S. Bancorp maintained a director retirement and death benefit plan to provide payments to certain non-employee directors after retirement from the Board. The Board terminated this plan for new directors effective April 30, 1997, but plan benefits continue to be payable to certain directors of U.S. Bancorp who served as directors of the former U.S. Bancorp on April 30, 1997, and who have completed 60 months of service (measured as provided in the plan) as a director of U.S. Bancorp. Benefits accrue in the amount of the annual retainer in effect on the date a director's service terminates, multiplied by the number of years of service (not to exceed 10 years). Benefits are paid in annual installments over a 10-year period. If a director retires after reaching age 67 or after completion of 12 years of service, the director receives lifetime payments not limited to 10 years, calculated based on the annual retainer in effect on the date of retirement. Due to the termination of the plan, benefits for eligible, current directors will be determined as if their service as directors had terminated on April 30, 1997 (except that additional service after that date may be considered in determining the form of benefit to be paid). As a result, the benefits payable to those directors will be based on the annual retainer and each director's service as of April 30, 1997. A director who retires after 12 years of service but who is not then 67 does not receive the first payment until age 67. In the event of a director's death, a lump-sum payment may be made. In the event of certain types of changes of control of U.S. Bancorp, benefits payable under the plan will be paid in a lump sum within 30 days.

EXECUTIVE COMPENSATION

Report of the Compensation Committee

        The Compensation Committee of U.S. Bancorp is responsible for setting corporate compensation policy. The goal of U.S. Bancorp's compensation program is to attract, motivate, reward and retain the management talent required to achieve corporate objectives and increase shareholder value.

        The Committee retains a nationally recognized independent compensation consulting firm to provide expertise regarding competitive compensation practices, peer analysis, and recommendations to the Committee.

        Base salaries of the executive officers named in the Summary Compensation Table below other than for Messrs. Jerry A. Grundhofer and John F. Grundhofer were determined by the Compensation Committee using senior management's recommendations. Salaries were decided based on individual performance and industry standards as determined through external compensation studies and information from regional bank holding companies and diversified financial services companies.

        The Compensation Committee administers the Executive Incentive Plan, the purpose of which is to reward the achievement of corporate financial objectives established in advance by the Compensation Committee. Participants in the plan include executives reporting directly to the Chief Executive Officer. Performance measures considered in determining plan awards include factors such as fully diluted earnings per share (EPS), return on average equity (ROE), credit quality and individual performance, all as compared against established objectives. Awards under the plan are made at the recommendation of the Chief Executive Officer and with the approval of the Committee based on an assessment of corporate performance using the factors previously listed in this paragraph, the participant's line of business performance measured by the financial plan, and other individual performance factors. The target award opportunity for the executive officers named in the Summary Compensation Table below ranged from 100% to 175% of base salary depending on the individual's position. Actual awards paid for those executive officers ranged from 70% to 101% of target award opportunities.

        The Compensation Committee also administers the U.S. Bancorp 2001 Stock Incentive Plan, the purpose of which is to encourage long-term growth in U.S. Bancorp's shareholder value. Stock options, restricted stock and other stock awards may be granted pursuant to the plan, based on factors including corporate performance, individual responsibilities and performance, and information from regional bank holding companies, diversified financial services companies and other competitive indices. Stock options and restricted stock awards granted in 2002 are subject to specific vesting schedules, described in the Summary Compensation Table below.

        Mr. Jerry A. Grundhofer's compensation was determined by the Compensation Committee and approved by the Board. His 2002 base salary of $1,000,000 as well as his 2002 bonus opportunity and stock awards were established by the Compensation Committee, and are consistent with industry standards as determined from a peer group of regional bank holding companies and diversified financial services companies. The peer group includes some of the bank holding companies included in the Standard & Poor's 500 Bank Index, the performance of which is shown in the Stock Performance Chart presented elsewhere in this proxy statement. Mr. Jerry A. Grundhofer's actual 2002 bonus award was based on the same criteria used in the Executive Incentive Plan for granting bonus awards to other executive officers. On December 17, 2002, he was granted options to purchase 674,000 shares of our common stock at an exercise price of $21.64 and was awarded 234,000 restricted stock units. All of these options and restricted stock units will vest four years from the grant date, with the potential for accelerated vesting based on U.S. Bancorp's cumulative total shareholder return performance, including reinvestment of dividends (TSR), compared to that of our peer group of regional bank holding companies. See the Stock Performance Chart below for TSR for past years. The restricted stock units are distributable in an equivalent number of shares of our common stock, which will be distributed in two equal installments on the first and second anniversary of the later of Mr. Grundhofer's attaining the age of 62 or his retirement.

        Mr. John F. Grundhofer's 2002 base salary and bonus opportunity and Mr. Grzedzinski's 2001 base salary were established in accordance with their respective employment agreements with U.S. Bancorp.

        The Compensation Committee intends to continue its practice of paying competitive compensation to attract and retain senior executives to manage our business in the best interests of U.S. Bancorp and our shareholders. Under Section 162(m) of the Internal Revenue Code, any compensation in excess of $1 million that is not paid pursuant to plans approved by shareholders and does not include specific performance criteria is not deductible as a compensation expense to U.S. Bancorp. The U.S. Bancorp Executive Incentive Plan and the U.S. Bancorp 2001 Stock Incentive Plan were approved by shareholders and include specific performance criteria; accordingly, annual incentive bonuses and stock option awards granted thereunder are deemed to meet the performance exemption under Section 162(m).

Compensation Committee of the Board of Directors of U.S. Bancorp

Thomas E. Petry, Chair Arthur D. Collins, Jr. Peter H. Coors	Jerry W. Levin Frank Lyon, Jr.	David B. O'Maley John J. Stollenwerk

Employment and Change-in-Control Agreements

        We have entered into employment agreements with Messrs. Jerry A. Grundhofer, John F. Grundhofer and Grzedzinski and into change-in-control agreements with Messrs. Davis, Moffett and Chenevich. The agreements are designed to enhance our ability to attract and retain high caliber senior management. In addition, we administer a deferred compensation plan, in which Messrs. Jerry A.

Grundhofer, Moffett, Grzedzinski and Davis participate, which provides for the deferral of all or a portion of a participant's cash compensation and stock option gains until the participant's retirement or earlier termination of employment.

        Employment Agreement with Jerry A. Grundhofer.    Effective as of October 16, 2001, Mr. Jerry A. Grundhofer entered into an employment agreement with U.S. Bancorp providing for his continued services and leadership through 2006, as well as comprehensive non-competition and other restrictive covenants after termination of his employment. Under the agreement, he will serve as President and Chief Executive Officer for a term ending on December 31, 2006, and was elected Chairman of U.S. Bancorp effective upon Mr. John F. Grundhofer's retirement on December 30, 2002. The agreement provides for an annual base salary of at least $975,000 and entitles Mr. Jerry A. Grundhofer to an annual bonus based on corporate performance for that year. The agreement also provides long-term and retention incentives through an award of 300,268 restricted stock units, which will vest on December 31, 2006, and will be distributed to him in an equivalent number of shares of our common stock on January 15 of the calendar year following the calendar year in which his employment with U.S. Bancorp and all affiliates terminates. Prior to the date of distribution, he may elect to surrender the restricted stock units at the vesting date and receive the then-value of the units as retirement income under our non-qualified retirement plan. In the event his employment is terminated by U.S. Bancorp other than for cause or disability, or voluntarily by him for good reason, either before or following a change in control of U.S. Bancorp, Mr. Jerry A. Grundhofer will receive a lump-sum severance payment consisting of a pro rata base salary and annual bonus through the date of termination plus the product of (a) the number of months from the date of termination until December 31, 2006 (but not more than 36 months), divided by 12 and (b) the sum of his base salary and annual bonus; all of his non-vested stock options, restricted stock and restricted stock units will vest immediately; and his medical benefits and certain other benefits will be continued. U.S. Bancorp also will reimburse Mr. Jerry A. Grundhofer for any excise taxes that he may incur as a result of these payments and any income and excise taxes on the excise tax reimbursement payments. If the termination occurs on or after a change in control of U.S. Bancorp, he also will receive an additional three years of service credit for purposes of computing his retirement benefits under our non-qualified retirement plan. "Change in control" is defined in the agreement and includes certain mergers, sales of assets and tender offers.

        Employment Agreement with John F. Grundhofer.    We also entered into an employment agreement with Mr. John F. Grundhofer, executed in connection with the merger of Firstar Corporation with the former U.S. Bancorp. Under the agreement, he agreed to serve as Chairman of U.S. Bancorp and Co-Chairman of the Executive Committee of the Board for the period beginning on the effective date of the merger (February 27, 2001) and ending on December 31, 2002, or his earlier retirement. Until the first annual shareholders' meeting following his 65th birthday, he will serve as a member of the Board. During his tenure as Chairman of U.S. Bancorp and Co-Chairman of the Executive Committee, he was entitled to receive an annual base salary and an annual bonus equal to the annual base salary and annual bonus paid to the Chief Executive Officer, but in no event would his base salary be less than the base salary paid to him prior to the merger. On completion of the merger, he was granted 100,000 shares of restricted stock and a stock option to acquire 2.4 million shares of common stock at an exercise price equal to the fair market value of the common stock on the date of grant and with a term of 10 years. The restricted stock and stock option were to vest in four equal, annual installments on each of the first four anniversaries of the completion of the merger, subject to earlier vesting upon a change in control of U.S. Bancorp and certain terminations of Mr. John F. Grundhofer's employment, including his retirement. He retired from his position as Chairman on December 30, 2002, and the restricted stock and stock option vested fully on this date. Under the terms of his employment agreement, upon his retirement he began receiving an annual aggregate retirement benefit of $2.92 million per year. Upon his death, his spouse is entitled to receive 50% of this amount annually for the remainder of her life. To the extent he has earned benefits under the former U.S. Bancorp's

Cash Balance Pension Plan or other non-qualified retirement plans, amounts payable under these plans will offset the $2.92 million annual benefit amount. His employment agreement also contains non-competition, non-solicitation and confidentiality provisions that applied to him while employed and continue to apply during specified periods after the date of his retirement.

        Employment Agreement with Edward Grzedzinski.    In connection with our acquisition of NOVA Corporation in July 2001, we entered into an employment agreement with Mr. Grzedzinski, pursuant to which he agreed to serve as Chairman, President and Chief Executive Officer of our wholly owned subsidiary NOVA Information Systems, Inc., and as a Vice Chairman of U.S. Bancorp. The agreement provides for a five-year employment period beginning on July 24, 2001, the effective date of the acquisition, subject to earlier termination or automatic renewal pursuant to the terms of the agreement. Under the agreement, Mr. Grzedzinski is entitled to receive an annual base salary equal to his base salary established by the NOVA Corporation Board of Directors prior to the completion of the NOVA acquisition ($605,000), subject to increases as may be deemed appropriate by U.S. Bancorp's chief executive officer. The agreement also entitles Mr. Grzedzinski to an annual bonus based on specific net income and other financial and non-financial objectives. Under the terms of the agreement, Mr. Grzedzinski also received (a) a one-time lump-sum settlement payment of $2,880,000 in consideration of his waiver of rights to receive other cash payments and benefits payable to him under his NOVA Corporation employment agreement as a result of our acquisition of NOVA, (b) a cash payment of $5,700,000 in exchange for the cancellation of a portion of his NOVA Corporation stock options outstanding as of July 24, 2001, which payment represented the excess of the fair market value of the underlying NOVA common stock over the option exercise price, and (c) excise tax and gross-up payments of $2,567,899 related to the payments received by Mr. Grzedzinski in connection with the acquisition. On completion of the acquisition, Mr. Grzedzinski was granted a stock option to acquire 500,000 shares of our common stock at an exercise price equal to the closing price of our common stock on the effective date of the acquisition (July 24, 2001). The stock option vests in four equal, annual installments beginning one year after the effective date of the acquisition, subject to earlier vesting upon a change in control of U.S. Bancorp and certain terminations of Mr. Grzedzinski's employment, including his death or disability. The agreement also contains non-competition, non-solicitation and confidentiality provisions that apply to Mr. Grzedzinski while employed and during specified periods after his employment terminates.

        If U.S. Bancorp does not renew Mr. Grzedzinski's employment agreement or terminates his employment at any time without cause, or if Mr. Grzedzinski terminates his employment agreement for good reason or it terminates as a result of his death or disability, or upon termination or expiration of his employment agreement for any reason within three years after a change in control of U.S. Bancorp, Mr. Grzedzinski will receive a cash payment equal to three times his annual compensation; all of his non-vested stock options, restricted stock and other similar rights will vest immediately; and his medical benefits and certain other benefits will be continued until the earlier of three years after the termination date, his acceptance of employment with another employer, or his otherwise obtaining coverage. In the event his employment is terminated by U.S. Bancorp without cause or his agreement terminates or expires within three years following a change in control, U.S. Bancorp also will reimburse Mr. Grzedzinski for any excise taxes that he may incur as a result of these payments and any income and excise taxes on the excise tax reimbursement payments. If, after the second anniversary of the effective date of our acquisition of NOVA Corporation, Mr. Grzedzinski's employment is terminated by U.S. Bancorp for cause or by Mr. Grzedzinski without good reason, or Mr. Grzedzinski does not renew the agreement, then Mr. Grzedzinski will receive a cash payment in an amount equal to the greater of his base salary in effect on the termination date or the greatest base salary in effect during the calendar year immediately prior to the calendar year in which the termination date occurs.

        The terms "cause," "good reason" and "change in control" all are defined in Mr. Grzedzinski's employment agreement.

        Change-in-Control Agreements.    The change-in-control agreements with Messrs. Davis, Moffett and Chenevich provide that if the officer is terminated within 24 months after a change in control by U.S. Bancorp other than for cause or disability, or by the officer for good reason, then the officer will be entitled to a lump-sum payment consisting of (a) the officer's prorated base salary through the date of termination plus the prorated amount of any bonus or incentive for the year in which the termination occurs, based on the target bonus for the officer for that year, and (b) a severance payment equal to three times the sum of the officer's's highest base salary, on an annualized basis, paid by U.S. Bancorp during the prior five years plus the highest bonus earned by the executive with respect to any single year during the prior five years. We also will pay any excise taxes the officer may incur as a result of these payments and any income and excise taxes on the excise tax payments, and we will continue to provide the officer medical benefits and certain other benefits. "Change in control" is defined in the agreements and includes certain mergers, sales of assets and tender offers.

        Deferred Compensation Plan.    Under the U.S. Bancorp Deferred Compensation Plan, members of our senior management, including all of our executive officers, may choose to defer all or a part of their cash compensation and all or a part of any gains realized upon the exercise of U.S. Bancorp stock options. Messrs. Jerry A. Grundhofer, Moffett, Grzedzinski and Davis all have deferred amounts under the plan. The minimum amount that can be deferred in any calendar year is $1,000. Cash compensation that is deferred will be deemed to be invested in any of three investment alternatives selected by the participant, including:

  •
  an interest-bearing cash account;

  •
  shares of our common stock, based on the fair market value of the common stock on the date of deferral, with dividend equivalents deemed reinvested in additional shares; or

  •
  one of several mutual funds.

        Although the plan administrator has established procedures permitting a plan participant to reallocate deferred amounts among these three investment alternatives after the initial election to defer, the election to defer is irrevocable, and the deferred compensation will not be paid to the executive officer until his retirement or earlier termination of employment. At such time, the participant will receive payment of the amounts credited to his account under the plan in a lump-sum cash payment, in shares of our common stock or in up to 20 annual cash installments. Deferred stock option gains must be paid in shares of common stock. If a participant dies before the entire deferred amount has been distributed, the undistributed portion will be paid to the participant's beneficiary. The benefits under the plan otherwise are not transferable by the participant.

Summary Compensation Table

        The following table shows the cash and non-cash compensation for each of the last three fiscal years awarded to or earned by our Chief Executive Officer and each of our five other most highly compensated executive officers during fiscal year 2002.

Summary Compensation Table

		Annual Compensation						Long-Term Compensation
Name and Principal Position	Year	Salary ($)(1)		Bonus ($)		Other Annual Compensation ($)(3)		Restricted Stock Awards ($)(6)		Securities Underlying Options (#)		All Other Compensation ($)
Jerry A. Grundhofer Chairman, President and Chief Executive Officer	2002 2001 2000	1,000,038 975,037 942,788		1,500,000 — 282,837		67,144 66,548 50,831	(4) (4) (4)	5,023,980 6,170,507 —	(7)	674,000 1,000,000 1,070,000		14,459 45,581 10,938	(13)
John F. Grundhofer Chairman (through December 30, 2002)	2002 2001 2000	1,000,038 962,535 900,000		1,500,000 — 1,500,000		53,216 160,720 173,436	(5) (5) (5)	53,675 2,334,000 —	(8) (9)	7,200 2,400,000 —		44,939 65,016 78,951	(14)
Edward Grzedzinski Vice Chairman	2002 2001	605,023 261,173	(2)	425,000 132,330	(2)	— —		450,870 828,802	(10) (11)	184,000 715,000	(12)	1,313 11,315,570	(15) (16)
Richard K. Davis Vice Chairman	2002 2001 2000	475,018 450,017 407,692		500,000 — 106,000		— — —		579,690 1,004,610 —	(10) (11)	234,000 260,000 350,000		18,146 5,604 355,826	(17)
David M. Moffett Vice Chairman and Chief Financial Officer	2002 2001 2000	475,018 450,017 407,692		500,000 — 106,000		— — —		579,690 1,004,610 —	(10) (11)	234,000 260,000 350,000		14,788 16,648 482,167	(18)
William L. Chenevich Vice Chairman	2002 2001 2000	425,016 400,015 331,250		450,000 — 74,531		— — —		493,810 1,004,610 —	(10) (11)	205,000 260,000 300,000		16,661 718,707 32,145	(19)

(1)
Includes amounts deferred at the direction of the executive officer, if applicable, pursuant to the U.S. Bancorp 401(k) Savings Plan and the U.S. Bancorp Deferred Compensation Plan.

(2)
Represents salary and bonus for partial year from July 24, 2001, when Mr. Grzedzinski became a U.S. Bancorp employee.

(3)
Perquisites totaling less than the smaller of $50,000 or 10% of the total salary and bonus for any of the executive officers have been omitted.

(4)
Includes (a) travel expenses of $38,142 in 2002, $34,562 in 2001, and $43,132 in 2000; (b) tax reimbursement payments of $9,071 in 2002 and 2001; and (c) financial planning expenses of $18,676 in 2002, $22,825 in 2001, and $7,699 in 2000.

(5)
Includes travel expenses of $53,216 in 2002, $48,787 in 2001, and $50,711 in 2000.

(6)
The value of each executive officer's restricted stock or restricted stock units included in this column is determined by multiplying the closing market price of our common stock on the respective dates of grant of the awards by the number of shares or units awarded. The named executive officers held shares of restricted stock or restricted stock units as of December 31, 2002, with market values as of that date (calculated by multiplying the closing market price of our common stock on that date by the total number of restricted shares or units held by each officer) as follows: Mr. Jerry A. Grundhofer, 545,543 units valued at $11,576,422; Mr. John F. Grundhofer, 2,500 units valued at $53,050; Mr. Grzedzinski, 63,329 shares valued at $1,343,841; Mr. Davis, 78,308 shares valued at $1,661,696; Mr. Moffett, 78,308 shares valued at $1,661,696; and Mr. Chenevich, 91,935 shares valued at $1,950,861. Messrs. Jerry A. Grundhofer and John F. Grundhofer are entitled to receive additional restricted stock units having a fair market value equal to the amount of dividends that would be received if awarded restricted stock instead of restricted stock units, which vest on the same basis as the restricted stock units granted in the underlying award. Messrs. Grzedzinski, Davis, Moffett and Chenevich have the right to receive dividends on the shares of restricted stock held by them.

(7)
Mr. Jerry A. Grundhofer was granted 234,000 restricted stock units on December 17, 2002. The grant vests entirely four years from the date of grant unless U.S. Bancorp's total shareholder return (TSR) for the three-calendar-year period following the grant date is at or above the median TSR of the regional banks in the U.S. Bancorp peer group, in which case vesting accelerates to April 1, 2006. The restricted stock units are distributable in an equivalent number of shares of our common stock. The shares will be distributed in two equal installments on the first and second anniversary of the later of Mr. Grundhofer's attaining the age of 62 or his retirement.

(8)
Mr. John F. Grundhofer was granted 2,500 restricted stock units on December 17, 2002. The restricted stock units vest in four equal, annual installments on each of December 17, 2003, 2004, 2005 and 2006, subject to accelerated vesting upon his earlier retirement from the Board of Directors, and are distributable in an equivalent number of shares of our common stock upon his retirement from the Board.

(9)
Mr. John F. Grundhofer was granted 100,000 shares of restricted stock on February 27, 2001, which vested in full upon his retirement as Chairman of U.S. Bancorp on December 30, 2002.

(10)
On December 17, 2002, Mr. Grzedzinski was granted 21,000 shares of restricted stock, Mr. Davis was granted 27,000 shares of restricted stock, Mr. Moffett was granted 27,000 shares of restricted stock, and Mr. Chenevich was granted 23,000 shares of restricted stock. All grants vest entirely five years from the date of grant unless U.S. Bancorp's TSR for the three-calendar-year period following the grant date is at or above the median TSR of the regional banks in the U.S. Bancorp peer group, in which case vesting accelerates to April 1, 2006.

(11)
Each of Messrs. Davis, Moffett and Chenevich was granted 51,308 shares of restricted stock on December 18, 2001, of which 25,654 shares vest two years after the date of grant, 12,827 shares vest three years after the date of grant, and 12,827 shares vest four years after the date of grant. The number of shares awarded to each of Messrs. Davis, Moffett and Chenevich was determined by dividing $1,000,000 by the average closing price of our common stock for the 10 consecutive trading days ended December 17, 2001. Mr. Grzedzinski was granted 42,329 shares of restricted stock on December 18, 2001, of which 21,164 shares vest two years after the date of grant, 10,582 shares vest three years after the date of grant, and 10,583 shares vest four years after the date of grant. The number of shares awarded to Mr. Grzedzinski was determined by dividing $825,000 by the average closing price of our common stock for the 10 consecutive trading days ended December 17, 2001. The 10-trading-day average closing price of our common stock on December 17, 2001, was $19.49.

(12)
Includes a stock option to acquire 500,000 shares of our common stock granted to Mr. Grzedzinski upon completion of our acquisition of NOVA Corporation, as described above under "Employment and Change-in-Control Agreements."

(13)
Includes (a) $8,000 matching contribution by U.S. Bancorp to Mr. Jerry A. Grundhofer's account in the U.S. Bancorp 401(k) Savings Plan; (b) $6,440 of estimated economic value related to split-

  dollar life insurance premiums paid by U.S. Bancorp for his benefit; and (c) a $19 insurance premium rebate.

(14)
Includes a $3,955 location living allowance, a $40,934 life insurance allowance and a $51 insurance premium rebate.

(15)
Includes $161 insurance premium rebate and $1,152 in life insurance allowance.

(16)
Includes payments to Mr. Grzedzinski related to our acquisition of NOVA Corporation, as described above under "Employment and Change-in-Control Agreements," and a $167,671 cash payment required under Mr. Grzedzinski's employment agreement based on the operating results of NOVA Corporation prior to our acquisition of NOVA Corporation.

(17)
Includes (a) $8,000 matching contribution by U.S. Bancorp to Mr. Davis's account in the U.S. Bancorp 401(k) Savings Plan; (b) $1,403 of estimated economic value related to split-dollar life insurance premiums paid by U.S. Bancorp for his benefit; (c) $8,556 in moving expenses; and (d) a $187 insurance premium rebate.

(18)
Includes (a) $8,000 matching contribution by U.S. Bancorp to Mr. Moffett's account in the U.S. Bancorp 401(k) Savings Plan; (b) $1,730 of estimated economic value related to split-dollar life insurance premiums paid by U.S. Bancorp for his benefit; (c) $4,930 in moving expenses; and (d) a $128 insurance premium rebate.

(19)
Includes (a) $8,000 matching contribution by U.S. Bancorp to Mr. Chenevich's account in the U.S. Bancorp 401(k) Savings Plan; (b) $8,531 in moving expenses; and (c) a $130 insurance premium rebate.

Option Grants in Last Fiscal Year

        We provide a substantial portion of long-term incentive compensation to our executive officers in the form of stock options. The following table provides information on the stock options granted during fiscal year 2002 to the executive officers named above in the Summary Compensation Table.

Option Grants in Last Fiscal Year

	Number of Securities Underlying Options Granted (#)	% of Total Options Granted to Employees in Fiscal Year	Exercise Price ($/Share)	Expiration Date	Grant Date Present Value ($)(4)
Jerry A. Grundhofer	674,000(1)	2.3	21.64	12/17/12	4,974,120
John F. Grundhofer	7,200(2)	0.0	21.64	12/17/12	53,136
Edward Grzedzinski	184,000(3)	0.6	21.64	12/17/12	1,357,920
Richard K. Davis	234,000(3)	0.8	21.64	12/17/12	1,726,920
David M. Moffett	234,000(3)	0.8	21.64	12/17/12	1,726,920
William L. Chenevich	205,000(3)	0.7	21.64	12/17/12	1,512,900

(1)
This option vests entirely four years from the date of grant, with the opportunity for 25% of the award to accelerate on each of one, two, three and four years following the grant date if our total shareholder return (TSR) performance for that year is at or above the median TSR of the regional banks in the U.S. Bancorp peer group.

(2)
This option becomes exercisable in four equal, annual installments on each of December 17, 2003, 2004, 2005 and 2006.

(3)
These options vest entirely five years from the date of grant, with the opportunity for 25% of the award to accelerate on each of one, two, three and four years following the grant date if our total shareholder return (TSR) performance for that year is at or above the median TSR of the regional banks in the U.S. Bancorp peer group.

(4)
The Black-Scholes option pricing model was used to estimate the grant date value of the options in this table. Use of this model should not be construed as an endorsement of the accuracy of this model. All stock option models require predictions about the future movement of the stock price. The following assumptions were used to develop the grant date valuations: risk-free rate of return of 3.89%, dividend rate of 2.82%, volatility rate of 39.73%, quarterly reinvestment of dividends, and an average term of seven years. No adjustments have been made for non-transferability or risk of forfeiture. The real value of the options in this table will depend on the actual performance of our common stock during the applicable period and the fair market value of our common stock on the date the options are exercised.

Aggregated Option Exercises in Fiscal Year 2002 and Fiscal Year-End Option Values

        The following table summarizes information with respect to stock option exercises by the executive officers named in the Summary Compensation Table above during fiscal year 2002 and the value of stock options held by these officers at the end of fiscal year 2002.

Aggregated Option Exercises in Last Fiscal Year
and Fiscal Year-End Option Values

			Number of Securities Underlying Unexercised Options at Fiscal Year-End (#)
	Shares Acquired on Exercise (#)				Value of Unexercised In-the-Money Options at Fiscal Year-End ($)(2)
		Value Realized ($)(1)
			Exercisable	Unexercisable	Exercisable	Unexercisable
Jerry A. Grundhofer	327,700	5,531,156	5,022,766	2,706,500	42,902,971	1,492,500
John F. Grundhofer	—	—	6,334,695	7,200	—	—
Edward Grzedzinski	—	—	178,750	720,250	106,963	320,888
Richard K. Davis	70,000	1,391,572	1,289,978	997,750	5,814,627	388,050
David M. Moffett	—	—	1,286,250	997,750	5,749,549	388,050
William L. Chenevich	—	—	477,500	637,500	129,350	388,050

(1)
Value determined by subtracting the exercise price per share from the market value per share of our common stock on the date of exercise.

(2)
Value determined by subtracting the exercise price per share from the market value per share of our common stock as of the last day of fiscal year 2002.

Defined Benefit Pension Plans

        Compensation in the form of payments from our non-contributory defined benefit pension plans is not reflected in the compensation tables above. Effective January 1, 2002, we established a new non-contributory defined benefit plan, which we call the "U.S. Bancorp Pension Plan," created through the merger of the former U.S. Bancorp's career average pay defined benefit plan, known as the "Cash Balance Pension Plan," which also contained final average pay components, and the former Firstar Corporation's non-contributory defined benefit plan, which contained both career average pay and final average pay components. Under the new plan, benefits are calculated using a final average pay formula, based upon the employee's years of service and average salary during the five consecutive years of service in which compensation was the highest during the 10 years prior to retirement, with a normal retirement age of 65. Substantially all employees are eligible to receive benefits under the U.S. Bancorp Pension Plan. Participation requires one year of service with U.S. Bancorp or its affiliates.

        Although no new benefits will be accrued under the Cash Balance Pension Plan and the former Firstar Corporation's plan for service after 2001, benefits previously earned under those plans have been preserved and will be part of a retiree's total retirement benefit. In order to preserve the relative value of benefits that use the final average pay formula, subsequent changes in compensation (but not in service) may increase the amount of those benefits.

        The following table indicates estimated annual benefits payable under the U.S. Bancorp Pension Plan upon a participant's retirement, based on specified compensation and years of service, and assuming that all of a participant's service to U.S. Bancorp is under the U.S. Bancorp Pension Plan and includes no service under the former plans.

Estimated Annual Retirement Benefits—U.S. Bancorp Pension Plan

	Years of Service
Five-Year Average Annual Compensation	10	15	20	25	30	35
125,000	15,250	22,875	30,500	38,125	45,750	53,375
150,000	18,750	28,125	37,500	46,875	56,250	65,625
175,000	22,250	33,375	44,500	55,625	66,750	77,875
200,000	25,750	38,625	51,500	64,375	77,250	90,125
225,000	29,250	43,875	58,500	73,125	87,750	102,375
250,000	32,750	49,125	65,500	81,875	98,250	114,625
300,000	39,750	59,625	79,500	99,375	119,250	139,125
400,000	53,750	80,625	107,500	134,375	161,250	188,125
600,000	81,750	122,625	163,500	204,375	245,250	286,125
800,000	109,750	164,625	219,500	274,375	329,250	384,125
1,000,000	137,750	206,625	275,500	344,375	413,250	482,125
1,400,000	193,750	290,625	387,500	484,375	581,250	678,125
1,800,000	249,750	374,625	499,500	624,375	749,250	874,125
2,200,000	305,750	458,625	611,500	764,375	917,250	1,070,125
2,500,000	347,750	521,625	695,500	869,375	1,043,250	1,217,125
2,800,000	389,750	584,625	779,500	974,375	1,169,250	1,364,125
3,000,000	417,750	626,625	835,500	1,044,375	1,253,250	1,462,125

        The benefits indicated on this table were estimated using the five-year average compensation amount shown above. For purposes of this table, annual compensation includes a participant's total cash compensation, and the benefits are computed as a single life annuity. The estimated benefits in the shaded area do not reflect the $200,000 federal compensation limit for non-contributory defined benefit plans or the $160,000 federal limit on annual benefits. As discussed below, benefits related to compensation above these limits will be earned under our non-qualified retirement plan. The actual benefits payable under the U.S. Bancorp Pension Plan will take these limits into account and will be adjusted accordingly. One part of the formula for calculating benefits under the U.S. Bancorp Pension Plan is integrated with Social Security benefits.

        As of December 31, 2002, Mr. Grzedzinski had one credited year of service under the U.S. Bancorp Pension Plan. Messrs. Jerry A. Grundhofer, Davis, Moffett and Chenevich earned benefits under the former Firstar Corporation's plan that will be included in their ultimate retirement benefits. The combined benefits payable under these prior plans and the new U.S. Bancorp Pension Plan can be reasonably estimated for these individuals by combining their credited service under the prior plans with their credited service under the U.S. Bancorp Pension Plan and applying the table as if all benefits were earned under the U.S. Bancorp Pension Plan. For purposes of computing total, combined retirement benefits, as of December 31, 2002, Mr. Jerry A. Grundhofer had ten years of credited service; Mr. Davis, nine years; Mr. Moffett, nine years; and Mr. Chenevich, four years.

Non-Qualified Retirement Plan

        Federal laws limit the amount of compensation we may consider when determining benefits payable under qualified defined benefit pension plans. Therefore, we also maintain a non-contributory, non-qualified retirement plan that pays the additional pension benefits that would have been payable under our current and prior qualified defined benefit pension plans if the federal limits were not in effect. Amounts payable under our non-qualified retirement plan due to legislated limits on benefits and compensation are included in the table above.

        Some of our executive officers, including Messrs. Jerry A. Grundhofer, Grzedzinski, Davis, Moffett and Chenevich, are eligible for an additional benefit that augments benefits under the U.S. Bancorp Pension Plan, the non-qualified retirement plan and certain other prior employer plans. The additional benefit ensures that eligible executives receive upon retirement a guaranteed total retirement benefit based on a percentage of the executive's final average compensation. For purposes of this additional benefit, final average compensation includes annual base salary, annual bonuses and other compensation awards as determined by the Compensation Committee. Eligibility for these additional benefits is determined by the Compensation Committee based on individual performance and level of responsibility. Each of Messrs. Jerry A. Grundhofer, Davis and Moffett is eligible for an amount of total retirement benefits at age 62 equal to 60% of his final average compensation, Mr. Grzedzinski is eligible for an amount of total retirement benefits at age 62 equal to 55% of his final average compensation, and Mr. Chenevich is eligible for an amount of total retirement benefits at age 65 equal to 55% of his final average compensation.

        The Compensation Committee has determined that the $5.6 million value of the restricted stock units granted to Mr. Jerry A. Grundhofer under his employment agreement will be included as eligible earnings in the calculation of his final average compensation at the time the restricted stock units vest, and that the amount of his annual bonus that will be included in his final average compensation will be the greater of (a) the average during the five-year period of 175% of his annual base salary, or (b) the average annual bonus actually earned by him during the applicable five-year period. If Mr. Jerry A. Grundhofer's employment with U.S. Bancorp terminates prior to December 31, 2006, for any reason other than death, disability, a termination by U.S. Bancorp without "cause" (as defined in the agreement), or a termination by him for "good reason" (as defined in the agreement), then the amount in (a) above shall instead be the average during the applicable five-year period of 175% of his annual base salary per year for the calendar years commencing 2002 through the date of his termination, and 100% of his annual base salary per year for years prior to 2002. His employment agreement provides for the granting of past employer service credit for vesting purposes, but not for determining benefits, under our non-qualified retirement plan. Based on these past employer service credits, Mr. Jerry A. Grundhofer's interests in the non-qualified retirement plan are fully vested.

        The additional benefits paid to executive officers are reduced by the amount of the benefits payable under our qualified defined benefit pension plans and the replacement benefits payable under our non-qualified retirement plan. For the executive officers that are eligible for a 60% additional retirement benefit, the amount of additional benefits payable can be estimated using the following table, and for executive officers who are eligible for a 55% additional retirement benefit, the amount of additional benefits payable can be estimated at 89% of the amounts in the following table.

Estimated Annual Retirement Benefits—Additional Benefits

	Years of Service
Five-Year Average Annual Compensation	10	15	20	25	30	35
125,000	61,275	54,413	47,550	40,688	33,825	26,963
150,000	73,125	64,688	56,250	47,813	39,375	30,938
175,000	84,975	74,963	64,950	54,938	44,925	34,913
200,000	96,825	85,238	73,650	62,063	50,475	38,888
225,000	108,675	95,513	82,350	69,188	56,025	42,863
250,000	120,525	105,788	91,050	76,313	61,575	46,838
300,000	144,225	126,338	108,450	90,563	72,675	54,788
400,000	191,625	167,438	143,250	119,063	94,875	70,688
600,000	286,425	249,638	212,850	176,063	139,275	102,488
800,000	381,225	331,838	282,450	233,063	183,675	134,288
1,000,000	476,025	414,038	352,050	290,063	228,075	166,088
1,400,000	665,625	578,438	491,250	404,063	316,875	229,688
1,800,000	855,225	742,838	630,450	518,063	405,675	293,288
2,200,000	1,044,825	907,238	769,650	632,063	494,475	356,888
2,500,000	1,187,025	1,030,538	874,050	717,563	561,075	404,588
2,800,000	1,329,225	1,153,838	978,450	803,063	627,675	452,288
3,000,000	1,424,025	1,236,038	1,048,050	860,063	672,075	484,088

        The additional benefits will be calculated as an annuity commencing at age 62 or age 65, as applicable. The amounts in the table assume that the annuity is taken as a single life annuity with 120 guaranteed monthly payments, offset by the benefits payable under our qualified defined benefit pension plans and the replacement benefits payable under our non-qualified retirement plan, which amounts are included in the U.S. Bancorp Pension Plan table above. The additional benefits also are subject to offsets for certain benefits provided by former employers.

Other Retirement Benefits

        The annual aggregate retirement benefits received by Mr. John F. Grundhofer are discussed above under "Employment and Change-in-Control Agreements."

STOCK PERFORMANCE CHART

        The following chart compares the yearly percentage changes in the cumulative total shareholder return on our common stock during the five years ended December 31, 2002, with the cumulative total return on the Standard & Poor's 500 Bank Index and the Standard & Poor's 500 Index. The comparison assumes $100 was invested on December 31, 1997 in U.S. Bancorp common stock and in each of the foregoing indices and assumes the reinvestment of all dividends.

Total Return

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Compensation Committee Interlocks and Insider Participation

        During fiscal year 2002, the following individuals served as members of our Compensation Committee: Arthur D. Collins, Jr., Peter H. Coors, Jerry W Levin, Frank Lyon, Jr., David B. O'Maley, Thomas E. Petry and John J. Stollenwerk. None of these directors ever has served as an officer or employee of U.S. Bancorp or any of our subsidiaries. During a portion of fiscal year 2002, Mr. Jerry A. Grundhofer, Chairman, President and Chief Executive Officer of U.S. Bancorp, served as a director of The Ohio National Life Insurance Company, of which Mr. O'Maley is an executive officer. Certain transactions between U.S. Bancorp or our subsidiaries with Mr. O'Maley and The Ohio National Life Insurance Company, as well as with Mr. Collins, are disclosed below under the captions "Loans to Directors and Executive Officers" and "Other Transactions."

Stock Repurchases

        As part of our authorized stock repurchase program, on October 17, 2002, we purchased 10,051 shares of our common stock for an aggregate purchase price of $203,734 from Mr. J. Robert Hoffmann, an executive officer who retired on December 31, 2002. These shares were purchased at fair market value based on the current market price of our common stock on the New York Stock Exchange on the date of the transaction.

Loans to Directors and Executive Officers

        During fiscal year 2002, U.S. Bancorp had outstanding loans with some of our directors and executive officers. The loans were used by the directors and executive officers to invest in the U.S. Bancorp Piper Jaffray ECM Fund I and the U.S. Bancorp Piper Jaffray ECM Fund II. For Fund I, terms of the loans require annual interest payments, commencing on December 31, 2001, on the principal balance outstanding from time to time at the rate of 7.0% per year, with maturity at December 31, 2007. For Fund II, terms of the loans require annual interest payments, commencing December 31, 2002, on the principal balance outstanding from time to time at an annual rate of 2.25 basis points over one-month LIBOR, with maturity at December 31, 2008. The following table lists the outstanding balances of ECM Fund loans to our directors and executive officers:

	Largest aggregate amount of loan outstanding at any time during 2002	Amount outstanding as of January 31, 2003
ECM Fund I
Andrew Duff	$181,544	—
ECM Fund II
Arthur D. Collins, Jr.	$177,996	$184,591
Jerry A. Grundhofer	$55,976	—
Roger L. Howe	$266,994	$276,886
Joel W. Johnson	$186,589	—
David B. O'Maley	$53,399	$55,377

        We also are contractually obligated to pay the premiums on split-dollar life insurance policies for some of our executive officers. The premiums paid by us for certain of these policies are treated as loans to the executive officers and are collateralized by the underlying cash surrender value and death benefit of the policies. Amounts for the executive officers whose premium payments are treated as loans by us to the officers are summarized in the table below:

	Largest aggregate amount of loan outstanding at any time during 2002	Amount outstanding as of January 31, 2003
William L. Chenevich	$224,603	$224,998
Jerry A. Grundhofer	44,825	88,164
Joseph E. Hasten	167,079	167,373

        Other than as permitted under the Sarbanes-Oxley Act of 2002, no new loans will be entered into with our executive officers or directors, and the terms of existing loans will not be modified or amended.

Other Transactions

        During 2002, U.S. Bancorp and our banking and broker dealer subsidiaries engaged in the ordinary course of business in transactions with our directors and the entities with which they are associated. All loans, loan commitments and sales of notes and other banking services in connection with these transactions were made in the ordinary course of business, on substantially the same terms, including current interest rates and collateral, at those prevailing at the time for comparable transactions with others and did not involve more than the normal risk of collectibility or present other unfavorable features.

        Other reportable transactions in which U.S. Bancorp participated in 2002 with entities with which our directors are associated include the following: U.S. Bancorp purchases life insurance coverage for the benefit of certain executive officers and employees from The Ohio National Life Insurance Company, of which Mr. O'Maley is Chairman, President and Chief Executive Officer. During fiscal year 2002, U.S. Bancorp paid $10,965,745 to The Ohio National Life Insurance Company to maintain this coverage. U.S. Bancorp also acts as a distributor of certain annuity and life insurance products offered by The Ohio National Life Insurance Company and its affiliates on terms generally consistent with those obtained by U.S. Bancorp from other product providers and with those generally provided to other bank and institutional distributors by Ohio National. United Medical Resources, Inc., of which Victoria Buyniski Gluckman is Chairman, President, Chief Executive Officer and 100% shareholder, serves as a third-party administrator for U.S. Bancorp's dental benefits plan. During fiscal year 2002, U.S. Bancorp paid $179,208 to United Medical in connection with its services. U.S. Bancorp leases office space from F.L. Building, Inc., in which Frank Lyon, Jr. owns an indirect interest. During fiscal year 2002, U.S. Bancorp paid $218,259 in lease payments to F.L. Building, Inc. Also during fiscal year 2002, Patrick T. Stokes purchased State of Missouri tax credits from our subsidiary U.S. Bancorp Community Development Corporation for a purchase price of $407,340. All of these transactions were conducted at arms' length in the ordinary course of business.

AUDIT COMMITTEE REPORT AND PAYMENT OF FEES TO AUDITORS

Audit Committee Report

        The Audit Committee of the Board of Directors is responsible for assisting the Board in monitoring the integrity of the financial statements of U.S. Bancorp, compliance by U.S. Bancorp with legal and regulatory requirements, and the independence and performance of U.S. Bancorp's internal and external auditors.

        The consolidated financial statements of U.S. Bancorp for the year ended December 31, 2002 were audited by PricewaterhouseCoopers LLP, independent auditors for U.S. Bancorp.

        As part of its activities, the Committee has:

  1.
  Reviewed and discussed with management the audited financial statements of U.S. Bancorp;

  2.
  Discussed with the independent auditors the matters required to be communicated under Statement on Auditing Standards No. 61 (Communications with Audit Committees);

  3.
  Received the written disclosures and letter from the independent auditors required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees); and

  4.
  Discussed with the independent auditors their independence.

        Based on the review and discussions referred to above, the Committee recommended to the Board of Directors that the audited consolidated financial statements of U.S. Bancorp for the year ended December 31, 2002 be included in U.S. Bancorp's Annual Report on Form 10-K filed with the Securities and Exchange Commission.

Audit Committee of the Board of Directors of U.S. Bancorp

Warren R. Staley, Chair	Delbert W. Johnson	Richard G. Reiten
Linda L. Ahlers	O'dell M. Owens, M.D., M.P.H.	Craig D. Schnuck
Victoria Buyniski Gluckman	Thomas E. Petry	John J. Stollenwerk
Roger L. Howe

Audit Fees

        The aggregate fees billed to us by PricewaterhouseCoopers LLP for the audit of our consolidated financial statements for fiscal years ended December 31, 2002 and 2001 and for reviews of our financial statements included in our quarterly reports on Form 10-Q for fiscal years 2002 and 2001, respectively, were $2.1 million and $1.8 million. Additional audit fees billed to us by PricewaterhouseCoopers LLP in 2002 and 2001 of $0.1 million and $0.2 million, respectively, related to comfort letters, consents and assistance provided with our regulatory filings.

Financial Information Systems Design and Implementation Fees

        In 2002 and 2001, PricewaterhouseCoopers LLP did not provide any services related to the design and implementation of financial information systems.

All Other Fees

        The aggregate fees billed for all other services provided to us by PricewaterhouseCoopers LLP during 2002 and 2001 were $8.6 million and $7.9 million, respectively. This amount included audit-related fees for 2002 and 2001 of $7.5 million and $6.0 million, respectively, representing services including audits of pension and other employee benefit plan financial statements, audits of the financial statements of certain of our subsidiaries and affiliated entities, internal audit services and reviews of internal controls not related to the audit of our consolidated financial statements; tax fees for 2002 and 2001 of $0.3 million and $0.3 million, respectively, representing tax consulting and compliance services; and other non-audit fees for 2002 and 2001 of $0.8 million and $1.6 million, respectively, representing professional services provided in connection with integration activities of U.S. Bancorp, including monitoring of integration activities and a general ledger account documentation, mapping and assessment.

        The Audit Committee has considered whether the provision of non-audit services is compatible with maintaining the outside auditors' independence.

PROPOSAL 2—RATIFICATION OF SELECTION OF AUDITORS

        In response to the Sarbanes-Oxley Act of 2002, the Audit Committee determined on November 8, 2002, to segregate the internal and external auditing functions performed for us for fiscal year 2002 by PricewaterhouseCoopers LLP. On that date, the Audit Committee determined to dismiss PricewaterhouseCoopers LLP as our external auditors and appoint Ernst & Young LLP to become our external auditors following the filing of our 2002 Annual Report on Form 10-K during the first quarter of 2003. PricewaterhouseCoopers LLP completed the audit of our financial statements for the year ended December 31, 2002, and will continue to provide internal audit services to us under the direction of our internal audit team.

        No report of PricewaterhouseCoopers LLP on the financial statements of U.S. Bancorp for the past two fiscal years contained an adverse opinion or a disclaimer of opinion, or was qualified or modified as to uncertainty, audit scope or accounting principles. During our two most recent fiscal years, there were no disagreements with PricewaterhouseCoopers LLP on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure which, if not resolved to the satisfaction of PricewaterhouseCoopers LLP, would have caused it to make reference to the subject matter of the disagreement in connection with its reports on the financial statements for such years. During the two most recent fiscal years, there were no "reportable events," as defined in Item 304(a)(1)(v) of Regulation S-K of the Securities and Exchange Commission.

        During our two most recent fiscal years, we did not consult with Ernst & Young LLP on any items regarding the application of accounting principles, the type of audit opinion that might be rendered on our financial statements, or the subject matter of a disagreement or reportable event (as described in Regulation S-K Item 304(a)(2)).

        We reported the change in accountants on Form 8-K on November 14, 2002. The Form 8-K contained a letter from PricewaterhouseCoopers LLP, addressed to the Securities and Exchange Commission, stating that it agreed with the statements concerning PricewaterhouseCoopers LLP in such Form 8-K.

        While it is not required to do so, the Board of Directors is submitting the selection of Ernst & Young LLP to serve as our external auditors for the fiscal year ending December 31, 2003 for ratification in order to ascertain the views of our shareholders on this appointment. If the selection is not ratified, the Board of Directors will reconsider its selection.

        Representatives of PricewaterhouseCoopers LLP and Ernst & Young LLP are expected to be present at the annual meeting, will be available to answer shareholder questions and will have the opportunity to make a statement if they desire to do so.

        The Board of Directors recommends that you vote FOR ratification of the selection of Ernst & Young LLP as the independent auditors of U.S. Bancorp and our subsidiaries for the fiscal year ending December 31, 2003. Proxies will be voted FOR ratifying this selection unless otherwise specified.

PROPOSAL 3—SHAREHOLDER PROPOSAL TO REQUIRE REPORTING OF
STOCK OPTION EXPENSES IN U.S. BANCORP'S INCOME STATEMENT

        The United Brotherhood of Carpenters Pension Fund, 101 Constitution Avenue N.W., Washington D.C. 20001, the owner of 8,674 shares of our common stock, has advised us that it plans to introduce the following resolution at the annual meeting. In accordance with rules of the Securities and Exchange Commission, the text of the United Brotherhood of Carpenters Pension Fund's resolution and supporting statement is printed verbatim from its submission.

  Resolved, that the shareholders of US Bancorp ("Company") hereby request that the Company's Board of Directors establish a policy of expensing in the Company's annual income statement the costs of all future stock options issued by the Company.

The reasons given by the United Brotherhood of Carpenters Pension Fund for the resolution are as follows:

  Current accounting rules give companies the choice of reporting stock option expenses annually in the company income statement or as a footnote in the annual report (See: Financial Accounting Standards Board Statement 123). Most companies, including ours, report the cost of stock options as a footnote in the annual report, rather than include the option costs in determining operating income. We believe that expensing stock options would more accurately reflect a company's operational earnings.

  Stock options are an important component of our Company's executive compensation program. Options have replaced salary and bonuses as the most significant element of executive pay packages at numerous companies. The lack of option expensing can promote excessive use of options in a company's compensation plans, obscure and understate the cost of executive compensation and promote the pursuit of corporate strategies designed to promote short-term stock price rather than long-term corporate value.

  A recent report issued by Standard & Poor's indicated that the expensing of stock option grant costs would have lowered operational earnings at companies by as much as 10%. "The failure to expense stock option grants has introduced a significant distortion in reported earnings," stated Federal Reserve Board Chairman Alan Greenspan. "Reporting stock options as expenses is a sensible and positive step toward a clearer and more precise accounting of a company's worth." Globe and Mail, "Expensing Options Is a Bandwagon Worth Joining," Aug. 16, 2002.

  Warren Buffett wrote in a New York Times Op-Ed piece on July 24, 2002:

    There is a crisis of confidence today about corporate earnings reports and the credibility of chief executives. And it's justified.

    For many years, I've had little confidence in the earnings numbers reported by most corporations. I'm not talking about Enron and WorldCom—examples of outright crookedness. Rather, I am referring to the legal, but improper, accounting methods used by chief executives to inflate reported earnings…

    Options are a huge cost for many corporations and a huge benefit to executives. No wonder, then, that they have fought ferociously to avoid making a charge against their earnings. Without blushing, almost all C.E.O.'s have told their shareholders that options are cost-free…

    When a company gives something of value to its employees in return for their services, it is clearly a compensation expense. And if expenses don't belong in the earnings statement, where in the world do they belong?

  Many companies have responded to investors' concerns about their failure to expense stock options. In recent months, more than 100 companies, including such prominent ones as Coca Cola, Washington Post, and General Electric, have decided to expense stock options in order to provide their shareholders more accurate financial statements. Our Company has yet to act. We urge your support.

The Board of Directors unanimously recommends a vote AGAINST the foregoing proposal for the following reasons:

        The Board of Directors has concluded that the proposal would not be in the best interests of U.S. Bancorp and our shareholders until U.S. public companies are required to recognize expense for employee stock options on the face of their income statements. Although certain bank holding companies and other public companies have announced plans to expense employee stock options, the vast majority of U.S. public companies do not currently follow this accounting practice. Rather, U.S. Bancorp and most other public companies follow the practice of disclosing in the notes to the financial statements the estimated impact on earnings as if employee stock options had been expensed. These pro forma disclosures (which are included in Note 19 to our 2002 financial statements) provide a reasonable indication of the estimated cost of employee stock options, without creating a lack of comparability with other U.S. public companies for reported earnings.

        The Financial Accounting Standards Board and other rulemaking bodies are currently studying the accounting for employee stock options and may at some time in the future adopt new standards or rules. The Board does not believe it to be in the best interests of U.S. Bancorp to adopt a new accounting method now that may ultimately be inconsistent with the new standards.

        Existing methods and practices for measuring the cost of employee stock options produce results that may lack precision and reliability. The most widely accepted method for valuing options is the "Black-Scholes" option pricing model. This model is the method used by most companies for valuing employee stock options, whether for the purpose of recognizing income statement expense or for the purpose of financial statement footnote disclosure.

        However, we and many other companies are concerned that the Black-Scholes model does not fully take into consideration factors that are unique to employee stock options. The Black-Scholes model was developed to determine values for marketable options with relatively short exercise periods. Attributes specific to employee stock options (such as non-transferability and multi-year vesting requirements) have not been incorporated in the Black-Scholes model. As a result, we believe it may not be the best method for measuring the expense associated with employee stock options and may produce results that are not indicative of the actual costs of such options.

        The supporting statement argues that the lack of option expensing can promote excessive use of employee stock options. U.S. Bancorp has never made excessive use of stock options. As noted above in the Report of the Compensation Committee, options are granted to U.S. Bancorp employees based on specific factors, including corporate performance, individual responsibilities and performance, and grant guidelines derived from benchmark information for regional bank holding companies and diversified financial services companies.

        Outstanding stock options granted to executive officers and directors of U.S. Bancorp represent approximately 1.5% of the number of currently outstanding shares of our common stock. The Board of Directors has long considered stock option awards to be beneficial to our shareholders as a means of aligning employee interests with those of our shareholders. The Board does not believe our stock option practices would be affected by a change in accounting methods.

        The Board of Directors will continue to monitor rulemaking activities in this area closely and will respond appropriately to any significant developments. Because of concerns about financial statement comparability and the inherent imprecision in fair value measurement techniques, we do not believe that a change in U.S. Bancorp's accounting practice would be in the best interest of U.S. Bancorp or our shareholders at this time.

        The Board of Directors recommends that you vote AGAINST this proposal. Proxies will be voted AGAINST the proposal unless otherwise specified.

PROPOSAL 4—SHAREHOLDER PROPOSAL TO REQUIRE SHAREHOLDER APPROVAL OF
CERTAIN SUPPLEMENTAL EXECUTIVE RETIREMENT BENEFITS

        The AFL-CIO Reserve Fund, 815 Sixteenth Street, N.W., Washington D.C. 20006, the owner of 1,200 shares of our common stock, has advised us that it plans to introduce the following resolution at the annual meeting. In accordance with rules of the Securities and Exchange Commission, the text of the AFL-CIO Reserve Fund's resolution and supporting statement is printed verbatim from its submission.

  RESOLVED: The shareholders of U.S. Bancorp (the "Company") urge the Board of Directors (the "Board") to seek shareholder approval of any extraordinary pension benefits for senior executives under the Company's supplemental executive retirement plan (the "SERP"). The Board shall implement this policy in a manner that does not violate any existing employment agreement or vested pension benefit.

  For the purposes of this resolution, "SERP" refers to any plan that supplements executives' retirement pay with non-qualified benefits above compensation limits set by the Internal Revenue Code. "Extraordinary benefits" means receipt of additional years of service credit not actually worked, preferential benefit formulas not provided under the Company's qualified pension plan, or the accelerated vesting of pension benefits.

The reasons given by the AFL-CIO Reserve Fund for the resolution are as follows:

  Supplemental executive retirement plans provide deferred compensation for a select group of management or highly compensated employees whose compensation exceeds limits set by Federal tax law. Because SERPs are unfunded plans and payable out of the Company's general assets, the associated pension liabilities can be significant.

  Our Company provides certain executives with additional pension benefits not generally provided by the Company's tax-qualified pension plan or its supplemental executive retirement plan. Chief Executive Officer Jerry Grundhofer, Vice Chairman Richard Davis, and Chief Financial Officer Davis [sic] Moffett are guaranteed a total retirement benefit at age 65 equal to 60 percent of final average compensation. Chairman John Grundhofer is also entitled to a $2.92 million annual pension under his employment agreement.

  Pursuant to his employment agreement, CEO Jerry Grundhofer is also entitled to preferential benefit formula not provided under the under the [sic] Company's qualified pension plan or supplemental plan. Specifically, the Company will include his $5.6 million restricted stock award as eligible earnings in the calculation of his final average compensation. In addition, his final average compensation calculation will also include the higher of either his actual final average bonus, or a hypothetical bonus of 175 percent of his annual base salary.

  We believe these extraordinary pension benefits are unnecessary given the high levels of executive compensation at our Company and that they will increase the cost of Company's SERP to shareholders. To help ensure that the use of extraordinary pension benefits for senior executives is in the best interests of shareholders, we believe such benefits should be submitted for shareholder approval. Because it is not always practical to obtain prior shareholder approval, the Company would have the option of seeking approval after the material terms were agreed upon.

  For these reasons, please vote FOR this proposal.

The Board of Directors unanimously recommends a vote AGAINST the foregoing proposal for the following reasons:

        Our executive compensation program is designed to attract, motivate, reward and retain the superior talent required to achieve corporate objectives and increase shareholder value. The Compensation Committee of our Board of Directors oversees our executive compensation program and approves all compensation arrangements with our executive officers (including employment agreements and retirement benefits). The Board of Directors believes all of U.S. Bancorp's compensation programs are consistent with the practices of other large financial holding companies and are necessary to attract, motivate, reward and retain talented executives.

        The shareholder proposal requests our Board of Directors to seek shareholder approval of certain types of retirement benefits provided under employment agreements and non-qualified retirement programs. Retirement benefits are a critical component of a senior executive's overall compensation program.

        The Board of Directors believes that the inability of U.S. Bancorp to provide such retirement benefits without shareholder approval would adversely affect our capability to compete for highly qualified senior executives. Removing the flexibility of the Compensation Committee to oversee this important component of executive compensation would place U.S. Bancorp at a significant competitive disadvantage.

        Although the supporting statement for the proposal focuses on retirement benefits currently in effect for four of the most highly compensated executive officers of U.S. Bancorp, the proposal states that the new policy should be implemented "in a manner that does not violate any existing employment agreement or vested pension benefit." The specific retirement benefits objected to in the supporting statement for the proposal are provided for under employment agreements or vested supplemental retirement arrangements. As a result, the shareholder proposal, by its own terms, would only apply to future grants of retirement benefits.

        The supporting statement for the proposal asserts that the retirement benefits objected to are "unnecessary given the high levels of executive compensation at our Company…." As noted above in the Report of the Compensation Committee, the salary and bonuses of U.S. Bancorp's executive officers are consistent with industry standards as determined from a peer group of regional bank holding companies and diversified financial service companies. In order to attract high quality senior management, U.S. Bancorp must offer such salary and bonus opportunities as well as retirement benefits comparable to those provided by other companies in our industry.

        The Board of Directors recommends that you vote AGAINST this proposal. Proxies will be voted AGAINST the proposal unless otherwise specified.

PROPOSAL 5—SHAREHOLDER PROPOSAL TO REQUIRE SIMPLE MAJORITY VOTING

        Mr. Gerald R. Armstrong, 910 Fifteenth Street, No. 754, Denver, Colorado 80202-2984, the owner of 7,274 shares of our common stock, has advised us that he plans to introduce the following resolution at the annual meeting. In accordance with rules of the Securities and Exchange Commission, the text of Mr. Armstrong's resolution and supporting statement is printed verbatim from his submission.

  That U.S. BANCORP shareholders request the Board of Directors to take the steps necessary in the voting on any matter by shareholders, a simple majority of the shares outstanding shall cause that matter to be binding rather than requiring the super-majority of 80% of the shares outstanding.

The reasons given by Mr. Armstrong for the resolution are as follows:

  In last year's annual meeting, 749,046,830 shares, or 59% of the shares represented in the meeting, were voted in favor of this proposal; however, our Board has refused to take the actions for its adoption.

  At U.S. BANCORP, shareholders owning a majority of the shares outstanding may not be recognized by the Board as there is a requirement that matters of significance—mergers and amendments changing the process of electing directors and the terms of directors—must have a vote of 80% of the shares outstanding to be passed.

  In a predecessor corporation, this provision was adopted by less than 80% of the shares outstanding and at a time when confidential voting was not allowed and all unmarked proxies were voted in favor of management.

  The INVESTOR RESPONSIBILITY RESEARCH CENTER (The Corporate Governance Bulletin—Jnue [sic]-August, 2002) reported that proposals such as this have received APPROVAL from shareholders at many major corporations.

  The bi-partisan National Conference of State Legislatures (5/97 Report) has urged states to ban super-majority rules like the one in place at U.S. BANCORP.

  Our nation's largest pension fund, TIAA-CREF, has stated that most super-majority rules are not in the best interests of shareholders (2002 Guidelines).

  A SIMPLE MAJORITY VOTE REQUIREMENT WILL FACILITATE THE ADOPTION OF THE AMENDMENT FOR THE ANNUAL ELECTION OF ALL DIRECTORS which had 54% of the vote in the 2000 meeting. Although our Board stated it would present this as an amendment at last year's meeting, it did not do so which resulted in it receiving a "SHAME ON YOU!" award from the respected Council of Institutional Investors.

  The Wall Street Journal (June 10, 2000) reported a survey by the international consultancy of McKinsey & Co. shows that institutional investors would pay an 18% premium for good corporate governance and a spokesman for McKinsey & Co. warned that those that fail to reform will be at a competitive disadvantage in attracting capital to finance growth.

  To help increase our shareholder value, please vote "FOR" this proposal.

The Board of Directors unanimously recommends a vote AGAINST the foregoing proposal for the following reasons:

        Our supermajority voting provisions are designed to prevent a hostile acquiror from acquiring control of U.S. Bancorp through coercive takeover practices or an inadequate takeover bid. We believe that these provisions are critical for preserving shareholder value and obtaining the best price for our shareholders if our Board of Directors concludes that a sale of U.S. Bancorp is in the best interests of our shareholders. Accordingly, our Board of Directors strongly believes that Mr. Armstrong's proposal would be harmful to U.S. Bancorp and our shareholders.

        Our restated certificate of incorporation requires a supermajority vote only in the following limited circumstances: to approve any changes in the process for electing directors, to change the terms of our directors, or to approve certain business transactions between U.S. Bancorp and a 10% shareholder (unless the transaction has been approved by our Board of Directors). If the supermajority voting requirement is eliminated, our Board of Directors could be replaced by a hostile acquiror who acquires more than 50% of our common stock or through a proxy fight by a simple majority of the shares outstanding. With a supermajority voting provision, potential acquirers are encouraged to negotiate directly with our Board of Directors, which we believe is in the best position to evaluate the fairness of proposed offers, to negotiate on behalf of all shareholders and to protect shareholders from abusive tactics during a takeover process. Adoption of a proposal for a simple majority vote would eliminate these protections.

        Moreover, according to Delaware law, which governs U.S. Bancorp, most proposals submitted to a vote of our shareholders, whether submitted by management or a shareholder, require a vote of the majority of the shares present and entitled to vote at the meeting, whether in person or by proxy. By proposing that approval by a simple majority of the shares outstanding should be required for shareholder action on any matter, the proponent actually would make it more difficult for shareholders to approve most routine matters presented to them for action.

        The affirmative vote of the holders of a majority of the shares of our common stock present in person or represented by proxy at the meeting and entitled to vote is necessary for the approval of the shareholder proposal regarding the elimination of supermajority voting. Approval of the proposal would not in itself remove the provisions requiring supermajority voting. Approval of the proposal would only serve as a request that the Board of Directors take the necessary steps to eliminate the supermajority voting provisions, which would require an amendment to our restated certificate of incorporation.

        The Board of Directors recommends that you vote AGAINST this proposal. Proxies will be voted AGAINST the proposal unless otherwise specified.

SHAREHOLDER PROPOSALS FOR THE 2004 ANNUAL MEETING

        In order for a shareholder proposal to be considered for inclusion in our proxy statement for the 2004 annual meeting, the written proposal must be received at our principal executive offices at 800 Nicollet Mall, Minneapolis, Minnesota 55402, Attention: Corporate Secretary, on or before November 8, 2003. The proposal must comply with Securities and Exchange Commission regulations regarding the inclusion of shareholder proposals in company-sponsored proxy materials.

        Our bylaws provide that a shareholder may nominate a director for election at the annual meeting or may present from the floor a proposal that is not included in the proxy statement if proper written notice is received by the Secretary of U.S. Bancorp at our principal executive offices in Minneapolis,

Minnesota, at least 120 days in advance of the date of the proxy statement for the prior year's annual meeting. For the 2004 annual meeting, director nominations and shareholder proposals must be received on or before November 8, 2003. The nomination or proposal must contain the specific information required by our bylaws. You may request a copy of our bylaws by contacting our Corporate Secretary, U.S. Bancorp, 800 Nicollet Mall, Minneapolis, Minnesota 55402, telephone (612) 973-1111. Shareholder proposals that are received by us after November 8, 2003, may not be presented in any manner at the 2004 annual meeting.

ANNUAL REPORT TO SHAREHOLDERS AND FORM 10-K

        Our 2002 Annual Report to Shareholders and Form 10-K, including financial statements for the year ended December 31, 2002, accompanies this proxy statement. If requested, we will provide you copies of any exhibits to the Form 10-K upon the payment of a fee covering our reasonable expenses in furnishing the exhibits. You can request exhibits to the Form 10-K by writing to Investor Relations, U.S. Bancorp, 800 Nicollet Mall, Minneapolis, Minnesota 55402-4302.

OTHER MATTERS

        We do not know of any other matters that may be presented for consideration at the annual meeting. If any other business does properly come before the annual meeting, the persons named as proxies on the enclosed proxy card will vote as they deem in the best interests of U.S. Bancorp.

Lee R. Mitau Secretary

Dated: March 7, 2003

Appendix A

Audit Committee of the Board of Directors

Charter

I.    PURPOSE

        The Audit Committee (the "Committee") shall:

  A.
  Provide assistance to the Board of Directors in fulfilling its responsibility to the shareholders, potential shareholders and investment community with respect to its oversight of:

  (i)
  The quality and integrity of the corporation's financial statements;

  (ii)
  The corporation's compliance with legal and regulatory requirements;

  (iii)
  The independent auditor's qualifications and independence; and

  (iv)
  The performance of the corporation's internal audit function and independent auditors.

  B.
  Prepare the report that SEC rules require be included in the corporation's annual proxy statement.

II.    STRUCTURE AND OPERATIONS

Composition and Qualifications

        The Committee shall be comprised of three or more members of the Board of Directors, each of whom meets the independence and experience requirements of the New York Stock Exchange, Inc. and the Securities and Exchange Commission. No member of the Committee may serve on the audit committee of more than three public companies, including the corporation, unless the Board of Directors (i) determines that such simultaneous service would not impair the ability of such member to effectively serve on the Committee and (ii) discloses such determination in the annual proxy statement.

Appointment and Removal

        The members of the Committee shall be appointed by the Board of Directors and shall serve until their successors are duly elected and qualified or until their earlier resignation or removal. The members of the Committee may be removed, with or without cause, by a majority vote of the Board of Directors.

Chairman

        Unless a Chairman is elected by the full Board of Directors, the members of the Committee shall designate a Chairman by the majority vote of the Committee. The Board Chairman shall be entitled to cast a vote to resolve any ties. The Chairman will chair all regular sessions of the Committee and set the agendas for Committee meetings.

III.    MEETINGS

        The Committee shall meet at least quarterly, or more frequently as circumstances dictate. The Committee shall periodically meet separately with each of management, the Chief Risk Officer, and the independent auditors to discuss any matters that the Committee or any of these groups believes would be appropriate to discuss privately. In addition, the Committee shall meet with the independent auditors and management quarterly to review the corporation's financial statements in a manner consistent with that outlined in Section IV of this Charter. The Chairman of the Board or any member of the Committee may call meetings of the Committee. All meetings of the Committee may be held telephonically. A majority of Committee members will constitute a quorum for the transaction of business.

        The Committee may invite to its meetings any director, management of the corporation and such other persons as it deems appropriate in order to carry out its responsibilities.

IV.    RESOURCES AND AUTHORITY

        The Committee, in discharging its oversight role, is empowered to study or investigate any matter of interest or concern that the Committee deems appropriate. In this regard, the Committee shall have the authority to retain outside legal, accounting or other advisors for this purpose, including the authority to approve the fees payable to such advisors and any other terms of retention. The Committee has the sole authority to retain and terminate the Company's independent auditors and is directly responsible for the compensation and oversight of the work (including both audit and non-audit services) of the independent auditors.

        The Committee shall be given full access to the corporation's internal audit group, Board of Directors, corporate executives and independent accountants as necessary to carry out these responsibilities. While acting within the scope of its stated purpose, the Committee shall have all the authority of the Board of Directors.

        The Committee is not responsible for certifying the corporation's financial statements or guaranteeing the auditor's report. The fundamental responsibility for the corporation's financial statements and disclosures rests with management and the independent auditors.

V.    RESPONSIBILITIES AND DUTIES

        The following functions shall be the common recurring activities of the Committee in carrying out its purposes outlined in Section I of this Charter. The Committee shall also carry out any other responsibilities and duties delegated to it by the Board of Directors from time to time related to the purposes of the Committee outlined in Section I of this Charter.

  Documents/Reports Review

1.
Review and discuss with management and the independent auditors, prior to public dissemination, the corporation's annual audited financial statements and quarterly financial statements, including the corporation's disclosures under "Management's Discussion and Analysis of Financial Condition and Results of Operations" and a discussion with the independent auditors of the matters required to be discussed by Statement of Auditing Standards No. 61.

2.
Review and discuss with management and the independent auditors the corporation's earnings press releases (paying particular attention to the use of any "pro forma" or "adjusted" non-GAAP information), as well as financial information and earnings guidance provided to analysts and rating agencies.

3.
Perform any functions required to be performed by it or otherwise appropriate under applicable law, rules or regulations, the corporation's by-laws and the resolutions or other directives of the Board, including review of any certification required to be reviewed in accordance with applicable law or regulations of the SEC.

4.
Resolve any disagreement between management and the independent auditor regarding financial reporting.

  Independent Auditor Selection and Oversight

5.
The Committee has the sole authority to retain and terminate the Company's independent auditors.

6.
Approve in advance all audit and non-audit engagement services to be provided to the corporation by the independent auditors, other than as otherwise permitted by law and other than "prohibited non-auditing services" as defined in Section 10A(g) of the Securities Exchange Act of 1934, as amended. The Committee may delegate to one or more of its members the authority to approve in advance all such audit or non-audit services to be provided by the independent auditors so long as it is presented to the full Committee at its next meeting.

7.
Review, at least annually, the qualifications, performance and independence of the independent auditors. In conducting its review and evaluation, the Committee should:

(a)
Obtain and review a report by the corporation's independent auditor describing (i) the auditing firm's internal quality-control procedures; (ii) any material issues raised by the most recent internal quality-control review, or peer review, of the auditing firm, or by any inquiry or investigation by governmental or professional authorities, within the preceding five years, respecting one ore more independent audits carried out by the auditing firm, and any steps taken to deal with any such issues; and (iii) to assess the auditor's independence, all relationships between the independent auditor and the corporation;

(b)
Ensure the rotation of the lead audit partner at least every five years

  Financial Reporting Process

8.
In consultation with the independent auditors, management and the internal auditors, review the integrity of the corporation's financial reporting processes, both internal and external. In that connection, the Committee should obtain and discuss with management and the independent auditor reports from management and the independent auditor regarding: (i) all critical accounting policies and practices to be used by the corporation; (ii) analyses prepared by management and/or the independent auditor setting forth significant financial reporting issues and judgments made in connection with the preparation of the financial statements, including all alternative treatments of financial information within generally accepted accounting principles that have been discussed with the corporation's management, the ramifications of the use of the alternative disclosures and treatments, and the treatment preferred by the independent auditor; (iii) major issues regarding accounting principles and financial statement presentations, including any significant changes in the corporation's selection or application of accounting principles; (iv) major issues as to the adequacy of the corporation's internal controls and any specific audit steps adopted in light of material control deficiencies; and (v) any other material written communications between the independent auditor and the corporation's management.

9.
Review periodically the effect of regulatory and accounting initiatives, as well as off-balance sheet structures, on the financial statements of the corporation.

10.
Review with the independent auditor (i) any audit problems or other difficulties encountered by the auditor in the course of the audit process, including any restrictions on the scope of the independent auditor's activities or on access to requested information, and any significant disagreements with management and (ii) management's responses to such matters.

  Legal Compliance / General

11.
Review periodically, with the corporation's counsel, any legal matter that could have a significant impact on the corporation's financial statements.

12.
Discuss with management and the independent auditors the corporation's guidelines and policies with respect to risk assessment and risk management. The Committee should discuss the corporation's major financial risk exposures and the steps management has taken to monitor and control such exposures.

13.
Establish a hiring policy for employees or former employees of the independent auditing firm which prohibits hiring for certain critical financial positions within the Company within one-year of their employment with the independent auditing firm.

14.
Establish procedures for: (i) the receipt, retention and treatment of complaints received by the corporation regarding accounting, internal accounting controls, or auditing matters; and (ii) the confidential, anonymous submission by employees of the corporation of concerns regarding questionable accounting or auditing matters.

  Reports

15.
Prepare all reports of the Committee required to be included in the corporation's annual proxy statement, pursuant to and in accordance with applicable rules and regulations of the SEC.

16.
Report regularly to the full Board of Directors including:

(i)
any issues that arise with respect to the quality or integrity of the corporation's financial statements, the corporation's compliance with legal or regulatory requirements, the performance and independence of the corporation's independent auditors or the performance of the internal audit function;

(ii)
following all meetings of the Committee; and

(iii)
with respect to such other matters as are relevant to the Committee's discharge of its responsibilities.

  The Committee shall provide such recommendations to the Board as the Committee deems appropriate. The report to the Board of Directors may take the form of an oral report by the Chairman or any other member of the Committee designated by the Committee to make such report.

17.
Maintain minutes or other records of meetings and activities of the Committee.

  Other Matters

18.
Review annually the education and experience of the key members of the audit team, internal auditors, and financial management.

19.
Review and approve the appointment and, as appropriate, the replacement of the Chief Risk Officer.

20.
Review quarterly the annual internal audit plan and risk assessment, as well as the progress against the plan and significant changes to the Company's risk profile.

21.
Review quarterly the annual Credit Risk Assessment plan and exam results, including progress against the plan and management's actions to address significant recommendations.

22.
Review all significant recommendations to management prepared by the Internal Audit and Compliance Departments, as well as management's responses thereto.

23.
Review quarterly with management, the internal auditors and the independent auditors their assessments of the adequacy of internal controls and the resolution of any identified material weaknesses or reportable conditions.

24.
Annually obtain reports from management and the Chief Risk Officer which indicate with reasonable assurance that the Company's employees are in compliance with the Company's Code of Ethics.

25.
Review annually with management and the internal auditors their assessment of compliance with laws and regulations regarding loans to insiders (Regulation O) and dividend restrictions.

26.
Review quarterly significant regulatory recommendations issued and the status of management's resolution.

27.
Review annually the Company's Business Continuity Planning and Disaster Recovery activities as well as significant Information Security matters and any actions being taken to address weaknesses noted.

28.
Review and approve annually significant financial and compliance policies which fall under the purview of the Committee (e.g. Reconciliations, Code of Ethics, Privacy, Compliance, Regulation O, BSA, Vendor Management, etc.)

29.
As appropriate, obtain advice and assistance from outside legal, accounting or other advisors.

  Annual Evaluations

30.
The Committee shall perform a review and evaluation, at least annually, of the performance of the Committee and its members, including by reviewing the compliance of the Committee with this Charter.

31.
The Committee shall review and assess, at least annually, the adequacy of this Charter and recommend to the Board of Directors any improvements to this Charter that the Committee considers necessary or valuable.

Adoption of Charter

        This Charter was adopted by the Board of Directors on January 21, 2003.

LOCATION OF U.S. BANCORP ANNUAL MEETING OF SHAREHOLDERS

        Tuesday, April 15, 2003 at 11:00 a.m.
Minneapolis Convention Center
1301 Second Avenue South
Minneapolis, Minnesota

        Beneficial owners of common stock held in street name by a broker or bank will need proof of ownership to be admitted to the meeting. A recent brokerage statement or letter from the broker or bank are examples of proof of ownership.

Please Mark Here for Address Change or Comments	☐
SEE REVERSE SIDE

The Board of Directors recommends a vote FOR Items 1 and 2 and AGAINST Items 3, 4 and 5.

ITEM 1	-	Election of Class II Directors to serve until the annual meeting in 2006. 01 Peter H. Coors 02 Jerry A. Grundhofer 03 Patrick T. Stokes 04 John J. Stollenwerk	FOR ALL (except as specificed below) ☐	WITHHOLD AUTHORITY to vote for all ☐
To withhold authority to vote for any nominee, write the number(s) of the nominee(s) in the space provided below.

ITEM 2	-	Ratify selection of Ernst & Young LLP as independent auditors for the 2003 fiscal year.	FOR ☐	AGAINST ☐	ABSTAIN ☐
ITEM 3	-	SHAREHOLDER PROPOSAL: Reporting of stock option expenses.	FOR ☐	AGAINST ☐	ABSTAIN ☐
ITEM 4	-	SHAREHOLDER PROPOSAL: Supplemental executive retirement benefits.	FOR ☐	AGAINST ☐	ABSTAIN ☐
ITEM 5	-	SHAREHOLDER PROPOSAL: Simple majority voting.	FOR ☐	AGAINST ☐	ABSTAIN ☐
			I plan to attend the meeting.		☐

		By checking the box to the right, I consent to future delivery of annual reports, proxy statements, prospectuses and other materials and shareholder communications electronically via the Internet at a website which will be disclosed to me. I understand that U.S. Bancorp may no longer distribute printed materials to me from any future shareholder meeting until such consent is revoked. I understand that I may revoke my consent at any time by contacting U.S. Bancorp's transfer agent, Mellon Investor Services LLC, 85 Challenger Road, Ridgefield Park, NJ 07660 and that costs normally associated with electronic delivery, such as usage and telephone charges as well as any costs I may incur in printing documents, will be my responsibility.			☐
Signature	Signature	Date

NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

—  DETACH HERE AND RETURN USING ENVELOPE PROVIDED  —

Vote by Internet, Telephone or Mail
24 Hours a Day, 7 Days a Week

As a shareholder, you can help U.S. Bancorp save both time and expense by voting this proxy over the Internet or by touch-tone phone. Please note that all votes by telephone or over the Internet must be received by 10:00 p.m. Central Time on April 14, 2003.

Internet http://www.eproxy.com/usb		Telephone 1-800-435-6710		Mail
Use the Internet to vote your proxy. Have your proxy card in hand when you access the website. You will be prompted to enter your control number, located in the box below, to create and submit an electronic ballot.	OR	For U.S. and Canadian shareholders only, call toll-free on a touch-tone telephone to vote your proxy. There is NO CHARGE to you for this call. Have your proxy card in hand when you call. You will be asked to enter your control number, located in the box below. Then follow the directions given.	OR	Mark, sign and date your proxy card and return it in the enclosed postage-paid envelope.

If you vote your proxy by Internet or telephone,
you do NOT need to mail back your proxy card.

You can view the Annual Report and Proxy Statement on the Internet at www.usbank.com under "About U.S. Bancorp."

\/	This is your Control Number	\/

[Logo]

PROXY
SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
FOR THE 2003 ANNUAL MEETING OF SHAREHOLDERS

The undersigned, having received the Notice of Annual Meeting of Shareholders and proxy statement, revoking any proxy previously given, hereby appoint(s) Jerry A. Grundhofer and Lee R. Mitau, and either of them, as proxies to vote as directed all shares the undersigned is (are) entitled to vote at the U.S. Bancorp 2003 Annual Meeting of Shareholders and authorize(s) each to vote in his discretion upon other business as may properly come before the meeting or any adjournment or postponement thereof. If this signed proxy card contains no specific voting instructions, my (our) shares will be voted "FOR" all nominees for director, "FOR" Item 2, "AGAINST" Items 3, 4 and 5, and in the discretion of the named proxies on all other matters.

IF YOU DO NOT VOTE BY TOUCH-TONE PHONE OR VIA THE INTERNET,
PLEASE MARK, SIGN AND DATE THIS PROXY CARD ON THE REVERSE SIDE
AND RETURN IT IN THE ENCLOSED ENVELOPE.

Address Change/Comments (Mark the corresponding box on the reverse side)

—  FOLD AND DETACH HERE  —

You can now access your U.S. Bancorp account online via
Investor ServiceDirect® at www.melloninvestor.com.

Mellon Investor Services LLC, transfer agent for U.S. Bancorp, now makes it easy and convenient to get current information on your shareholder account. After a simple and secure process of establishing a Personal Identification Number (PIN), you are ready to log in and access your account to:

•	Establish/change your PIN	•	View payment history for dividends
•	View account status	•	Make address changes
•	View certificate history	•	Obtain a duplicate 1099 tax form
•	View book-entry information

Visit us on the web at www.melloninvestor.com.
Click on Investor ServiceDirect® and follow the instructions shown on this page.

Investor ServiceDirect® is currently only available for domestic individual and joint accounts.

Step 1: FIRST TIME USERS—Establish a PIN	Step 2: Log in for Account Access	Step 3: Account Status Screen
You must first establish a Personal Identification Number (PIN) online by following the directions provided in the upper right portion of the web screen. You will need your Social Security Number (SSN) in order to establish a PIN.

• Simply enter your SSN in the indicated area
• Then click on the Establish PIN button

Please be sure to remember your PIN, or maintain it in a secure place for future reference.	You are now ready to log in. To access your account please enter your:

• SSN
• PIN
• Then click on the Submit button

If you have more than one account, you will now be asked to select the appropriate account.	You are now ready to access your account information. Click on the appropriate button to view or initiate transactions.

• Certificate History
• Book-Entry Information
• Issue Certificate
• Payment History
• Address Change
• Duplicate 1099

For Technical Assistance call toll-free 1-877-978-7778 between
8am-6pm Central Time Monday-Friday

QuickLinks

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
PROXY STATEMENT TABLE OF CONTENTS
QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING AND VOTING
What is the purpose of the meeting?
Who is entitled to vote at the meeting?
What are my voting rights?
How many shares must be present to hold the meeting?
How do I vote my shares?
What is the difference between a shareholder of record and a "street name" holder?
How do I vote if my shares are held in the U.S. Bancorp 401(k) Savings Plan or other plans of U.S. Bancorp?
What does it mean if I receive more than one proxy card?
Can I vote my shares in person at the meeting?
What vote is required for the election of directors or for a proposal to be approved?
How are votes counted?
How does the Board recommend that I vote?
What if I do not specify how I want my shares voted?
Can I change my vote after submitting my proxy?
Will my vote be kept confidential?
How can I attend the meeting?
Who pays for the cost of proxy preparation and solicitation?
Can I receive future proxy statements and annual reports electronically instead of receiving paper copies through the mail?
SECURITY OWNERSHIP OF BENEFICIAL OWNERS AND MANAGERS
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
PROPOSAL 1—ELECTION OF DIRECTORS
CLASS II DIRECTORS—NOMINEES FOR TERMS ENDING IN 2006
CLASS III DIRECTORS—TERMS ENDING IN 2004
CLASS I DIRECTORS—TERMS ENDING IN 2005
INFORMATION REGARDING THE BOARD OF DIRECTORS
Board Meetings and Committees
Director Compensation and Related Policies
EXECUTIVE COMPENSATION
Report of the Compensation Committee
Employment and Change-in-Control Agreements
Summary Compensation Table
Option Grants in Last Fiscal Year
Aggregated Option Exercises in Fiscal Year 2002 and Fiscal Year-End Option Values
Defined Benefit Pension Plans
Non-Qualified Retirement Plan
Other Retirement Benefits
STOCK PERFORMANCE CHART
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
Compensation Committee Interlocks and Insider Participation
Stock Repurchases
Loans to Directors and Executive Officers
Other Transactions
AUDIT COMMITTEE REPORT AND PAYMENT OF FEES TO AUDITORS
Audit Committee Report
Audit Committee of the Board of Directors of U.S. Bancorp
Audit Fees
Financial Information Systems Design and Implementation Fees
All Other Fees
PROPOSAL 2—RATIFICATION OF SELECTION OF AUDITORS
PROPOSAL 3—SHAREHOLDER PROPOSAL TO REQUIRE REPORTING OF STOCK OPTION EXPENSES IN U.S. BANCORP'S INCOME STATEMENT
PROPOSAL 4—SHAREHOLDER PROPOSAL TO REQUIRE SHAREHOLDER APPROVAL OF CERTAIN SUPPLEMENTAL EXECUTIVE RETIREMENT BENEFITS
PROPOSAL 5—SHAREHOLDER PROPOSAL TO REQUIRE SIMPLE MAJORITY VOTING
SHAREHOLDER PROPOSALS FOR THE 2004 ANNUAL MEETING
OTHER MATTERS
Composition and Qualifications
Appointment and Removal
Chairman
Adoption of Charter
PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS FOR THE 2003 ANNUAL MEETING OF SHAREHOLDERS
For Technical Assistance call toll-free 1-877-978-7778 between 8am-6pm Central Time Monday-Friday